Exhibit 10


                               MERGER AGREEMENT


      THIS MERGER AGREEMENT (the "AGREEMENT"), entered into as of September 23, 1994, between C-TEC Cable Systems, Inc., a Delaware corporation ("C-TEC"), C-TEC Cable Systems of Pennsylvania, Inc., a Pennsylvania corporation ("Subsidiary"), TWIN COUNTY TRANS VIDEO, INC., a Pennsylvania corporation (the "Company"), and Bark Lee Yee, Stella C. Yee, Susan C. Yee, Raymond C. Yee, Kenneth C. Yee and Robert G. Tallman as trustee for that certain trust created pursuant to trust agreement dated December 17, 1992 (such individuals and trustee referred to individually as a "Shareholder" and in the aggregate as the "Shareholders").

                                   RECITALS

      A. The Company is in the business of owning and operating cable television systems;

      B. The Shareholders are the holders of record of all of the issued and outstanding capital stock of the Company;

      C. C-TEC, Subsidiary, the Company and the Shareholders desire to enter into a Merger and Plan of Merger regarding their various businesses;

      D. In connection with the foregoing, the Boards of Directors of C-TEC, Subsidiary and the Company have approved and by appropriate resolutions authorized a merger of the Company with and into Subsidiary (the "Merger"), upon the terms and conditions set forth in this Agreement, which includes the Plan of Merger (the "Plan of Merger") as set forth in Exhibit A attached hereto and made a part hereof;

      E. The consummation of the Merger pursuant to the Plan of Merger is conditioned, among other things, upon the fulfillment or performance on or before the Closing Date (as defined herein) of the conditions set forth in this Agreement; and

      F. Pursuant to the Agreement, the Shareholders agree to vote all of their shares in favor of the Merger and the Plan of Merger and also make the representations, warranties and covenants set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      1.1 Definitions. The following terms, as used in this Agreement, have the following meanings (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined):

      Affiliate: when used with reference to a specified Person, any Person that is a spouse, parent, grandparent, lineal descendant, sibling or other relative of such Person or any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

      Business Day: any day except a Saturday, Sunday or other day on which commercial banks are required or authorized to close in New York.

      Buy-Sell Agreement:  as defined in Section 3.3(1).

      CAP:  as defined in Section 2.4.

      CAP Assets:  as defined in Section 3.10.

      Capital Stock: the Class A non-voting and Class B voting shares of common stock and any other shares of capital stock of the Company that may be authorized from time to time.

      CATV Franchise: an initial authorization, or any renewal thereof, issued by a governmental entity empowered by federal, state or local law to grant such an authorization is designated as a franchise, permit, license, resolution, contract, certificate, agreement, or otherwise, which authorizes the construction or operation of a cable system (as defined by 47 U.S.C. 522(7)), or any approval of such an authorization or renewal thereof, issued by a governmental entity empowered by state or local law to approve such authorization of renewal thereof.

      CATV Instruments:  as defined in Section 3.10.

      CATV System: a community antenna and cable television system that is the subject of the transaction contemplated by this Agreement, which includes any facility owned, operated, used or usable, in whole or in part, by the Company that in whole or in part receives, directly or indirectly, over or off-the-air, signals transmitting (visual and/or sound) programs broadcast or originated by others or originated internally, without change or with amplification or other modifications, and distributes the same by means of electrical impulse or fiber optics.

      Children's Programming:  as defined in Section 3.11(5)(c).

      Closing:  as defined in Section 2.3.

      Closing Date:  as defined in Section 2.3.

      Communications Act:     The Communications Act of 1934, as amended,
      codified at 47 U.S.C. Section 151 et seq.

      Company:  Twin County Trans Video, Inc., a Pennsylvania corporation.

      Consideration:  as defined in Section 2.4.

      Consideration Adjustments: the adjustments to the Consideration provided for in Section 2.7.

      Copyright Act: the Copyright Act of 1976, as amended, codified at 17 U.S.C. Section 101 et seq.

      C-TEC:  C-TEC Cable Systems, Inc., a Delaware corporation.

      Customer: a Subscriber or any other user of the Company's cable television services.

      Deposit:  as defined in Section 2.6.

      EEO:  equal employment opportunity, as defined in Section 3.11(5)(e).

      Equipment: includes electric devices; trunk and distribution cables; amplifiers; power supplies; conduit; ropes and pedestals; grounding and pole hardware; installed subscriber devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets and fittings); "headend" (origination, transmission and distribution system); hardware; tools; inventory; spare parts; maps, as-built drawings and engineering data; vehicles; microwave equipment; and all other tangible personal property and facilities owned, used or held for use in any CATV System or otherwise used in the business of the company.

      Escrow Agreement:  as defined in Section 2.6.

      FAA:  the Federal Aviation Administration.

      FCC:  the Federal Communications Commission.

      FCC Licenses:  as defined in Section 3.11(3).

      Final Order:  as defined in Section 7.2.

      Financial Statements:  as defined in Section 3.5.

      Franchising Authority:        any state, city, county, municipality, or
      other local governmental body issuing or approving or having the authority to issue or approve a cable television franchise for the operation of a CATV System.

      GAAP:  as defined in Section 2.7(1).

      Indemnified Party:  as defined in Section 10.

      Independent Accountant:  as defined in Section 2.7(5).

      Indemnifying Party:  as defined in Section 10.

      Knowledge: means actual knowledge (i.e., the conscious awareness of facts or other information), without undertaking any investigation, and not constructive knowledge. The words "know", "knowing" and "known" shall be construed accordingly. In the case of the Company, knowledge means the knowledge of any director, officer or other employee with significant responsibilities. For purposes of this Agreement, all Shareholders shall be deemed to have "knowledge" of all facts, circumstances and other matters of which any Shareholder or the Company has "knowledge".

      Lien: means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim or restriction of any kind in respect of such property or asset. For purposes of this Agreement, any restriction or limitation with respect to a security or other ownership interest (including any restriction on the right to vote, sell or otherwise dispose of such security or ownership interest) shall constitute a "Lien" thereon. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale relating to such property or asset.

      Loss:  as defined in Section 10.1.

      Material Adverse Change: means any change that would have a Material Adverse Effect on the Company.

      Material Adverse Effect: means a material adverse effect on the financial condition, business (other than effects on the business which are purely prospective), assets or results of operations of the Company, taken as a whole. For purposes of this definition and the definition of "Material Adverse Change" only, effects and changes are material only if in the aggregate they result in or represent a diminution in the value of the Company, taken as a whole, of $100,000 or more.

      Merger:  as defined in Recital D.

      Merger Certificate:  as defined in Section 2.1.

      Monthly Operating Revenues:  as defined in Section 2.7(1).

      Non-Competition Agreement: the agreement entered into between C-TEC and the Shareholders, attached as Exhibit E.

      Note:  as defined in Section 2.4(1).

      Objection Notice:  as defined in Section 2.7(6).

      Person: an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      Plan of Merger:  as defined in Recital D.

      Pre-Closing Period: all tax periods ending on or before the Closing Date and, with respect to any tax period that includes but does not end on the Closing Date, the portion of such period up to but not including the Closing Date.

      Pre-Closing Period Tax Amount:  as defined in Section 2.7(2).

      Preferred Stock:  as defined in Section 2.4(1).

      Programmer:  as defined in Section 3.12.

      Rate Refund Obligations:      as defined in Section 2.7(3).

      Shareholders: Bark Yee Lee, Stella C. Yee, Susan C. Yee, Raymond C. Yee, Kenneth C. Yee and Robert G. Tallman as trustee for that certain trust created pursuant to the agreement dated December 17, 1992.

      Subscriber: as of any date, means a customer of a CATV System (A) who is a first outlet connector to basic CATV service (including Basic, MDU, and Bulk) of a CATV System, (B) who has made at least one monthly payment prior to the Closing Date at the normal monthly service charge;
      (C) on the last day of the calendar month preceding the month in which Closing occurs, whose account is not more than sixty (60) days past due from the due date of payment, it being understood that those Subscribers who are sixty (60) to ninety (90) days past due at Closing shall be counted as Subscribers if they make one month's payment within sixty
      (60) additional days after Closing; (D) who has not notified the Company of its intent to discontinue service of the Company; (E) as to whom neither the Company nor the Shareholders have waived or forgiven payment of the bills or service charges for services of the CATV System rendered during the two (2) complete calendar months before Closing and for the period commencing at the end of such two complete calendar months until Closing, except where there has been or is a failure of the CATV System to render the services for which charges have been made or where there has been a promotion offer that is part of normal marketing; and (F) whom neither the Company nor the Shareholders have induced to become hooked up to the CATV System or to receive or pay for services from the CATV System by means of any inducement which is in addition to the normal marketing practices of the Company. The parties acknowledge that the normal marketing practices of the Company may include free or discounted installation, but do not include cash inducements. Notwithstanding the foregoing, Subscribers shall not include customers who have been acquired by any action inconsistent with previous promotional incentives or by offers of discounts exceeding those customarily given in competitive markets of the cable industry.

      Subsidiary: C-TEC Cable Systems of Pennsylvania, Inc., a Pennsylvania corporation.

      Surviving Corporation:  the Subsidiary.

      Tangible Assets:  as defined in Section 3.12.

      Tax: any income, alternative minimum, gross income, asset, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, stamp, property, environments or windfall profit tax, duty, governmental fee or other like assessment or charge, Federal, state or otherwise, and any interest, fines, penalties or additions attributable to or imposed on or with respect to any of the foregoing.

      Tax-Free Reorganization Certificate:  as defined in Section 3.25.

      Transaction Agreements: this Agreement, the Plan of Merger, the Note, the Non-Competition Agreement and all other agreements and instruments entered into or executed by the parties in connection with or related to the Merger.

      Trustee: Robert G. Tallman as trustee for that certain trust created pursuant to trust agreement dated December 17, 1992.


                                  ARTICLE II
                          CONSUMMATION OF TRANSACTION

      2.1 Merger. Subject to the terms and conditions provided in this Agreement, on the Closing Date, C-TEC, Subsidiary and the Company agree to execute the Plan of Merger and to file a Certificate of Merger (the "Merger Certificate") substantially in the form of Exhibit B, attached hereto, with the Pennsylvania Department of State Corporate Bureau pursuant to the respective relevant statute of the Commonwealth of Pennsylvania and to comply with all other proceedings necessary and appropriate for the consummation of the Merger, all as provided in the relevant respective statutes of the Commonwealth of Pennsylvania. Upon the filing of the Merger Certificate, the Merger shall become effective, and the date of such filing shall be the "Effective Date".

      2.2. Surviving Corporation. On the Effective Date, pursuant to the Plan of Merger, the Company shall be merged into Subsidiary and Subsidiary shall be the surviving corporation (sometimes called the "Surviving Corporation") in the Merger and continue its corporation existence under the laws of the Commonwealth of Pennsylvania.

      2.3. Closing. The Closing shall take place at the offices of C-TEC Corporation, 105 Carnegie Center, Princeton, New Jersey on the fifth Business Day following the date on which all of the respective conditions to the Company's, the Shareholders', C-TEC's and the Subsidiary's obligations hereunder, as specified in Article V, have been satisfied or waived, or at such other place and time as the parties hereto may agree (such date referred to as the "Closing Date").

      2.4.  Consideration.

            (1) In exchange for their shares of Capital Stock in the Company, the Shareholders shall receive (a) $36 million in cash;
            (b) shares of C-TEC Preferred Stock with an aggregate par value of $52 million having the rights and privileges described in Exhibit C attached hereto (the "Preferred Stock"); and (c) promissory notes with an aggregate principal amount equal to $4 million and in the form attached hereto as Exhibit D (the "Note") (all of the above referred to in the aggregate as the "Consideration"). Such Consideration may be adjusted pursuant to Section 2.7.

            (2) In addition to the Consideration, C-TEC shall pay the Shareholders an amount equal to $11 million, in consideration for their executing the Non-Competition Agreement in the form attached hereto as Exhibit E.

            (3) C-TEC shall also reimburse the Shareholders for (a) any costs to third parties up to a maximum of $200,000 incurred in canceling existing agreements between the Company and Hyperion of which the Shareholders agree to obtain cancellation on or prior to Closing; and (b) those costs set forth in Schedule 2.4 which were incurred (or will be incurred prior to Closing) in connection with the design and construction, and establishment of the Competitive Access ("CAP") telephone business.

      2.5. Closing Deliveries by the Company and Shareholders. At the Closing, the Company and Shareholders shall deliver the following to C-TEC:

            (1) The Agreement of Merger and Merger Certificate executed by the Company;

            (2) The Non-Competition Agreement executed by each Shareholder except Trustee;

            (3) Share certificates evidencing the shares of Capital Stock to be exchanged by the Shareholders;

            (4) Written documentation satisfactory to C-TEC indicating that existing agreements with Hyperion have been canceled and setting forth the terms of such cancellation; and

            (5) The opinions, certificates and other documents required to be delivered pursuant to Section 5.1 hereof; and

            (6)   Tax-Free Reorganization Certificate.

      2.6. Closing Deliveries by C-TEC. At the Closing, C-TEC shall deliver the following to the Shareholders:

            (1) The Plan of Merger and Merger Certificate executed by C-TEC and Subsidiary;

            (2) The cash portion of the Consideration, cash payment for the Non-Competition Agreement and reimbursements pursuant to Section 2.4(3), all by wire transfer of immediately available funds (such wire transfer to be reduced by the deposit (the "Deposit") pursuant to that certain Escrow Agreement (the "Escrow Agreement") dated August 25, 1994);

            (3)   Executed Notes;

            (4) Share Certificates evidencing the shares of Preferred Stock to be issued by C-TEC;

            (5) The opinions, certificates and other documents required to be delivered pursuant to Section 5.2; and

            (6)   Tax-Free Reorganization Certificate.

      2.7.  Consideration Adjustments.

            (1) The cash portion of the Consideration set forth in Section 2.4(1)(a) shall be reduced by the greater of (x) $1,458 multiplied by the amount, if any, by which 80,250 exceeds the number of Subscribers at Closing; or (y) $58.56 multiplied by the amount, if any, by which the Monthly Operating Revenues for the months of September, October and November 1994, as determined in accordance with generally accepted accounting principles ("GAAP"), average less than $2 million per month. Monthly Operating Revenues shall be the operating revenues billed during such months to Subscribers. Monthly operating revenues shall not include interest income, investment income, any nonoperating income, extraordinary items, past due amounts or prepayments or other income not in the ordinary course of business. The value of three
            (3) months of quarterly, semi-annual and annual billings shall be included.

            (2) To the extent not taken into account as a liability for purposes of computing Net Liabilities under Section 2.7(5), the cash portion of the Consideration set forth in Section 2.4(1)(a) shall also be reduced by an amount equal to the total amount of Taxes that would be imposed upon or otherwise payable by the Company through the Closing Date (including amounts that would be due for the short period ending on the Closing Date if Tax returns are filed as of the Closing Date) (the "Pre-Closing Period Tax Amount").

            (3) The cash portion of the Consideration set forth in Section 2.4(1)(a) shall also be reduced by the amount of any Rate Refund Obligations. For purposes of the foregoing, Rate Refund Obligations mean the amount of refunds, fines, penalties, interest, assessments, or forfeitures which the FCC or any Franchising Authority finally determines are owed to customers for over- charges in contravention of law or FCC or Franchise Authority rate policies or regulations, except that to the extent that Rate Refund Obligations have not been determined prior to the Closing such Rate Refund Obligations made pursuant to Section 2.7(5) hereof, or, if not determined at the time of the post-Closing Adjustments, will be set-off against principal and/or interest payments otherwise payable under the Notes;

            (4) The cash portion of the Consideration set forth in Section 2.4(1)(a) shall also be reduced by the amount of any deficiency in assets discovered in connection with C-TEC's conduct of due diligence, to the extent that all such asset deficiency has not been reflected in the Company's Financial Statements dated July 31, 1994, and except as such deficiency results from transactions in the ordinary course of business;

            (5) The cash portion of the Consideration set forth in Section 2.4(1)(a) shall be decreased by the amount that the Net Liabilities as of the Closing Date exceed $14 million and increased by the amount which the Net Liabilities as of the Closing Date are less than $14 million. Net Liabilities shall mean the amount by which all liabilities of the Company (current, noncurrent or otherwise) as determined in accordance with GAAP exceed the amount of cash held by the Company.

            (6) C-TEC and the Company shall in good faith agree to the adjustments pursuant to Sections 2.7(1), (2), (3), (4) and (5) as of the Closing. In connection with the foregoing, C-TEC shall be entitled to have access to the Company's accountants' work papers and other relevant data and documentation. Within ninety (90) days after Closing, a final computation of all Consideration Adjustments (other than any Rate Refund Obligations not yet determined) pursuant to Section 2.7(1), (2), (3), (4) and (5) shall be determined by the Company's accountant. In connection with the foregoing, the Shareholders shall provide to C-TEC a balance sheet as of the Closing Date and a detailed statement of operations for the month used in calculating Monthly Operating Revenues, all prepared in accordance with GAAP (except as otherwise discussed in Section 3.5). Upon receipt of such information, C-TEC will have sixty (60) days to review and evaluate such information. If C-TEC objects to the results of such accounting, C-TEC shall notify the Company's accountants and Shareholders of its objection in writing (the "Objection Notice") prior to the end of such sixty (60) day period. In such event, C-TEC and the Shareholders shall endeavor to resolve the open issues. If such issues are not resolved within thirty (30) days after the receipt of the Objection Notice, the unresolved issues shall be submitted to an independent public accountant jointly selected by C-TEC and the Shareholders (the "Independent Accountant"). The Independent Accountant shall be a "Big Six" accounting firm (or other firm if agreed to by both parties) and shall not have provided any services to the Company, C-TEC or any of the Shareholders for the prior five (5) years. As soon as reasonably possible, the Independent Accountant shall deliver a written report to C-TEC and the Shareholders setting forth the final determination of the Consideration Adjustments. The decision of the Independent Accountant shall be final and binding on C-TEC and the Shareholders. The fees and expenses of any Independent Accountant shall be borne equally by the Shareholders and C-TEC. Within three (3) Business Days after determination of the Consideration Adjustments pursuant to this Section 2.7, the Consideration shall be adjusted in accordance with this Section
            2.7 by a transfer of cash from the Company to the Shareholders or from the Shareholders to the Company, as appropriate. Any Rate Refund Obligations that are finally determined after the time of these post-Closing Consideration Adjustments shall be applied as a set-off to the repayment obligations under the Notes. Notwithstanding anything to the contrary, there shall be no decrease to the Consideration by virtue of Section 2.7, or indemnification obligation for claim made for breach of warranty or representation (except those relating to Taxes, Rate Refund Obligations, or environmental representations under Sections 3.25 and 3.29) except to the extent that the total of such claims and adjustments exceeds $4,680,000 (the "Consideration Threshold").

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND SHAREHOLDERS

      The Company and each of the Shareholders, jointly and severally, hereby represent and warrant to C-TEC as follows:

      3.1. Incorporation. The Company is a privately held duly organized and validly existing corporation in good standing under the laws of the Commonwealth of Pennsylvania. The Company has full corporate power and authority to carry on its business and operations as presently conducted and as planned to be conducted and is duly qualified to do business in each jurisdiction in which it is either doing business or in which the failure to qualify would have an adverse effect on the Company. Except as shown on
Schedule 3.1(a), the Company does not directly or indirectly own or otherwise control any capital stock of, or have any ownership interest in, any corporation, partnership or other entity. The current ownership structure has been approved by all necessary governmental agencies. Attached hereto as
Schedule 3.1(b) is a complete and correct copy of the Articles of Incorporation and Bylaws (together with all amendments thereto and restatements thereof) of the Company.

      3.2. Corporate and Governmental Authorizations. (1) The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the Merger have been duly authorized by all requisite corporate action of the Company. This Agreement constitutes, and the other Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute, legal, valid and binding obligations of the Company and Shareholders, enforceable against the Company and Shareholders in accordance with their respective terms.

            (2) No consent or authorization of, or filing with, any Person is required on the part of the Company in connection with the Company's execution, delivery or performance of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Merger except for
(a) filing of the Merger Certificate, and (b) those consents and authorizations listed on Schedule 3.2 (including, but not limited to consents of the FCC, Franchising Authorities and any parties to contractual arrangements, programming or otherwise), all of which have been obtained or made or will be obtained or made prior to Closing.

      3.3. Capitalization. The Company's authorized capital stock (the "Capital Stock") consists of (a) 30,000 shares of Class A non-voting no par common stock, and (b) 10,000 shares of Class B voting no par common stock of which 3720.2 shares of Class A non-voting Common Stock and 5,500 shares of Class B voting Common Stock are issued and outstanding. The issued and outstanding shares of Capital Stock are fully paid, validly issued and nonassessable and are owned of record and beneficially, free and clear of all Liens (except for the Lien granted to First Union National Bank of North Carolina to secure a revolving credit facility in the amount of $18.5 million, and a letter of credit facility in the amount of $2.5 million), claims, encumbrances by the Shareholders and in the amounts set forth on Schedule 3.3. Except for that certain agreement dated January 11, 1990, as amended May 17, 1990 between the Company and Shareholders (the "Buy-Sell Agreement"), there are no outstanding preemptive, conversion or other rights, options, warrants, rights of first refusal or other agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholders to transfer such shares or the Company to issue or sell, or cause to be issued or sold, any shares of the Company's capital stock, or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. Except for the Transaction Agreements and the Buy-Sell Agreement, there are no agreements, written or oral, among the shareholders of the Company or between one or more shareholders and the Company relating to any Capital Stock. By executing this Agreement, the Company and Shareholders agree to terminate the Buy-Sell Agreement at Closing and hereby waive any and all rights under the Buy-Sell Agreement to the extent that it would affect any of the transactions contemplated hereunder. The Company and the Shareholders also represent and warrant that the Company is in full compliance with the terms of the loan from First Union National Bank of North Carolina, that the outstanding principal on such loan is $12,240,991.11, and that, at Closing in return for prepaying such principal, any Liens on the assets of the Company or Capital Stock will be released without additional condition or penalty.

      3.4. No Conflicts, etc. Neither the execution and delivery by the Company and Shareholders of this Agreement or the other Transaction Agreements nor the consummation of the Merger will (a) violate, conflict with or result in the breach of, or constitute a default under, (i) any provision of the organizational documents of the Company, or (ii) any provision of any law or regulation applicable to the Company or to which any of its assets is subject,
(iii) any order, judgment or order of any court, tribunal or regulatory authority applicable to the Company or to which any of its assets is subject or (b) any agreement or instrument to which the Company is a party or by which any of its assets is bound, or (ii) result in the creation of any Lien upon any of the assets of the Company.

      3.5. Financial Information. (1) The Company and Selling Shareholders have furnished C-TEC with true and correct copies of (a) the audited balance sheets of the Company as of October 31, 1992, and October 31, 1993, and the related audited statements of income, stockholders' equity and cash flows for the fiscal years ending on such dates and (b) the unaudited balance sheet of the Company as of July 31, 1994, and the related statements of income, stockholders equity and cash flows for the period from November 1, 1993, through the date of such interim balance sheet, setting forth in each case in comparative form the figures for the corresponding nine (9) months of the previous fiscal year (collectively "Financial Statements"). The Financial Statements are true and correct in all material respects and present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods to which they relate, are consistent with the books and records of the Company and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as to entries on the Financial Statements for Pension Expense, Customer Prepayments, Bad Debt Reserves, Deferred Taxes, Tax Depreciation and Amortization of Franchises. However, the Company and Shareholders warrant and represent that none of the above non-GAAP practices resulted in any double counting of revenue. Further, the Company and Shareholders shall deliver to C-TEC prior to Closing revised Financial Statements which do comply with GAAP.

            (2) The Company's books and records are complete and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company's assets. The Company has consistently maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for such assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      3.6.  Absence of Undisclosed Liabilities.  Except as and to the extent
(a) expressly reflected or expressly reserved for in the balance sheet dated July 31, 1994 or (b) set forth on Schedule 3.6, the Company has no liabilities of any nature, whether known or unknown, accrued, contingent, asserted or otherwise.

      3.7. Business Since July 31, 1994. Except as set forth on Schedule 3.7, since July 31, 1994, (1) the Company has conducted and operated its business only in the ordinary course in a manner consistent with past practice, (2) no event has occurred, or could reasonably be expected to occur, which could have a Material Adverse Effect on the Company and (3) the Company has not taken any of the following actions (or agreed to take any such actions):

            (a) authorized, declared or paid any dividend or other distribution in respect of its Capital Stock or purchased or redeemed, directly or indirectly, any shares of its Capital Stock;

            (b) issued, sold, purchased or redeemed or committed to issue, sell, purchase or redeem any shares of its Capital Stock or any options, warrants, or other rights to purchase any such shares or any securities convertible into or exchangeable for any such shares;

            (c) entered into any (or modified any existing) agreement, commitment or transaction (including without limitation any borrowing, capital expenditure, capital financing, leasing arrangement or purchase commitment) material to the business, operations or financial condition of the Company taken as a whole, except agreements, commitments or transactions in the ordinary course of business;

            (d) changed in any material respect its accounting or tax practices, policies or principles;

            (e) incurred any Material Adverse Change in the financial condition, operations, business or prospects of Company, including, but not limited to, becoming subject to any state or federal regulatory proceedings which could culminate in an order or other action which could have such a Material Adverse Change;

            (f) suffered any material physical damage or destruction, whether or not covered by insurance, adversely affecting the properties, business, operations or prospects of the Company;

            (g) suffered any material labor dispute or threat thereof or any attempt to organize or reorganize the employees of Company for the purpose of collective bargaining;

            (h) entered into any employment or consulting contract (including any deferred compensation arrangement) with any director, officer or employee (or altered the terms of any such existing employment, consulting contract or deferred compensation arrangement), or any increase of compensation payable or to become payable (or other bonus or benefit) to any of its officers, employees or agents;

            (i) received any communication, whether oral or written, to the Company or the Selling Shareholders from the Company's customers or suppliers or agencies regulating the Company, which would reasonably lead it or any of them to expect a Material Adverse Change in the Company's business;

            (j) executed any guaranty, endorsement or indemnification by the Company of the obligations of any third person, firm or corporation;

            (k) undertaken any sale or transfer of any assets or cancellation by the Company of debts or claims having a value, in the aggregate, of more than $5,000, except, in each case, in the ordinary course of business;

            (l) effected any knowing waiver by the Company of any rights of a material value;

            (m) guaranteed any mortgage, pledge or lien or other encumbrance of any of its assets, tangible or intangible; or

            (n) effected any assignment, sale or transfer of any patent, trademark, trade name, trade secret, copyright, CATV Instrument, or other intangible asset.

            (o) paid any obligation or liability other than (i) obligations or liabilities reflected in the balance sheets of the Financial Statement, (ii) liabilities incurred since the date of the Financial Statements in the ordinary course of business and (iii) obligations under contracts and agreements referred to in Schedules annexed hereto;

            (p) implemented any change to the existing pricing structure, fee or charges to Customers;

            (q) implemented any changes to existing Company marketing or promotional plans and policies;

            (r) adopted or modified any bonus, pension, profit sharing, collective bargaining agreement or other compensation plan; or

            (s) entered into any (or modified any existing) agreement or commitment or transaction (including without limitation any borrowing, capital expenditure, capital financing leasing arrangement or purchase commitment), incurred any liability, absolute or contingent, waived any right or entered into any other transaction, material to the business operations or financial condition of the Company as a whole, except agreements, commitments or transactions in the ordinary course of business.

      3.8. Litigation. Except as set forth in Schedule 3.8, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of the Company) pending or threatened against or affecting the Company at law or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign which could have a Material Adverse Effect on the Company, nor has any such action, suit, proceeding or investigation been pending during the twelve-month period preceding the date of this Agreement. The Company is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Company and the Shareholders shall give C-TEC written notice (promptly and not later than the Closing) if, prior to the Closing, the Company or any of the Shareholders acquire knowledge of any of the matters set forth in this Section 3.8 or any grounds therefor.

      3.9. Compliance with Laws and Other Instruments. The Company is not in violation or breach of, or in default under, (i) any provision of its or other organizational documents, (ii) any provision of any law or regulation applicable to it or to which any of its assets are subject which violation or breach would have a Material Adverse Effect on the Company (and no notice has been received of any violation or breach of law or regulation whatsoever),
(iii) any order, judgment or award of any court, tribunal or administrative or regulatory authority applicable to it or to which any of its assets are subject, or (iv) any material agreement or instrument to which it is a party or to which any of its assets is bound.

      3.10. CATV Instruments and CAP Assets. (1) Schedule 3.10(a) lists for the Company all concessions, franchises, CATV Franchises, licenses, FCC Licenses, permits, operating authorizations, pole attachment agreements and other agreements and approvals from governmental authorities and utilities, and all material easements, rights-of-way and other agreements, necessary to own and operate the CATV Systems lawfully and in the manner in which they are now operated (collectively the "CATV Instruments"). Except as described in Schedule 3.10(a), there has been no material breach or violation and there is no outstanding material breach or violation of any CATV Instrument. Schedule 3.10(a) also lists all information as to the termination and expiration of all such CATV Instruments, the geographical area covered by each CATV Franchise; and the status of all applications for the grant, extension or renewal of rights relating to each of the CATV Instruments. All such applications are being diligently pursued.

            (2) The Company holds all the CATV Instruments necessary to operate the CATV Systems lawfully and as their operations are presently conducted. Except as described in Schedule 3.10(a), no CATV Instrument is invalid, not in effect or subject to further approval or action on the part of any governmental authority or other person so that the rights contemplated to be received by the Company in connection therewith are fully vested. The CATV Instruments are currently in full force and effect and are valid in all material respects under all applicable federal, state, and local laws. The Company is the owner of each such CATV System free and clear of all Liens.

            (3) None of the CATV Instruments may be revoked unless the Company breaches the terms and conditions of such CATV Instrument, and the Company and the CATV Systems are in compliance with the terms and conditions of all CATV Instruments, except where such noncompliance does not have a Material Adverse Effect. There is no legal action or governmental proceeding pending for the purpose of modifying, revoking, terminating, suspending, canceling or reforming any of the CATV Instruments, including, but not limited to modifying the rates charged under any pole attachment or similar agreement. The Company and the CATV Systems are not currently subject to notice by a governmental authority or utility of alleged noncompliance with the terms and conditions of a CATV Instrument as to which the Company and the CATV Systems are not actively seeking to cure such alleged breach or challenging in good faith the basis for such notification.

            (4) Each CATV System has been owned by the Company for at least three (3) years and has been and is and will be through the Closing Date operated in compliance with all CATV Instruments and applicable local, state and federal laws, rules and regulations except for such non-compliance as will not have a Material Adverse Effect. The Company does not own or operate any multichannel multipoint distribution systems ("MMDS"), or own or operate any satellite master antenna ("SMATV") system apart from any franchised cable service in any of the CATV Systems' CATV franchise areas unless grandfathered pursuant to 47 U.S.C. Section 533(2)(A).

            (5) As of Closing, the Company will have full ownership, free and clear of all Liens, of all assets, rights and privileges currently used by the Shareholders and the Company in the conduct of the CAP Business, including any assets created or acquired between the date of this Agreement and Closing. Attached hereto as Schedule 3.10(b) is a description of all such assets (the "CAP Assets").

      3.11.  The CATV Systems.  (1) Schedule 3.11(a) lists the following:

            (a) each CATV System owned in whole or in part or operated by the Company, specifying the nature and amount of such interest if less than one hundred percent (100%) ownership;

            (b) for each such CATV System, (A) the minimum number of homes that must be passed for the CATV System under the terms of the applicable CATV Instrument, (B) the approximate number of homes within the geographical area of the CATV System, (C) the number of Subscribers of the CATV System, (D) the number of Persons to whom cable service of the CATV System is provided at no charge or for a reduced charge, (E) the approximate number of kilometers of plant for such CATV System, classified by type of cable used, (F) the approximate number of homes passed by fully completed and operational plant of the CATV System (in such proximity as to permit connection by installation of a drop only), and (G) the monthly average revenue per Customer for the CATV System. The Company does not have Subscriber subscription contracts for any CATV Systems. The Company has delivered or caused to be delivered to C-TEC the standard form of installation contract for each CATV System.

            (c) for each such CATV System, an accurate and complete listing and description of the current channel alignments for the CATV System, including all broadcast and satellite signals and services carried, respective cable channel assignments, frequencies utilized and pilot carrier frequencies of the CATV System as of the date of this Agreement. Schedule 3.11(a) includes for each CATV System a break-out of each signal or service carried as between satellite and off-air reception, and as to whether broadcast signals are carried pursuant to distant signal, must carry, or retransmission consent modes. The CATV Systems have a 450 MHz signal distribution capability and are currently (and at Closing shall be) carrying all stations or signals required to be carried by all applicable laws of any federal, state, city, county, municipal or other local governmental body with authority thereover. The Company and the CATV Systems have the legal right and authority, including, without limitation, all FCC Licenses and all authority from the FCC, required for the carriage and distribution to Customers of such programming, and upon any transfer pursuant to this Agreement, C-TEC and Subsidiary will obtain all such right and authority to carry and use in the conduct and operation of the CATV Systems all signals (including distant signals) and frequencies that are set forth in Schedule 3.11(a) and all those then required by all applicable laws of any federal, state, city, county, municipality or other local governmental body with authority thereover to be carried by the CATV Systems. Schedule 3.11(a) will be updated as of the Closing.

            (2) The Company is not conducting any cable operations in any other location or through any other person, or applying for any franchises, except as disclosed in Schedule 3.11(a). Schedule 3.11(b) identifies and describes truly, completely, and correctly both all unfulfilled promises or commitments for capital and service improvements or enhancements, whether or not legally binding, which have been made in connection with any CATV System, and identifies and describes all construction and improvement programs in progress.

            (3) The Company is duly authorized and licensed by the FCC to operate all CARS, microwave, business radio, and transmit-receive earth stations used by the CATV Systems, and has registered all TVRO earth stations used by the CATV Systems (such licenses and registrations being referred to collectively as the "FCC Licenses").

            (4) There are no obligations or liabilities to Customers which are material, except (i) with respect to prepayments or deposits made by Customers, and (ii) the obligation to supply services to Customers in the ordinary course of business in accordance with and pursuant to the terms of the CATV Franchises and FCC Licenses. Schedule 3.11(c) contains a true, complete and correct current statement of all Customer rates, tariffs and other charges for cable television or other services provided by the Company. No necessary approval of or consent to any increase or other change in any such rate, tariff or other charge at any time proposed to be instituted by the Company has been denied or withheld and no such proposed increase or other charge has been voluntarily withdrawn during the past two years. Except as shown on Schedule 3.11(c), there are currently no proceedings pending or threatened by any federal, state, city, county, municipality or other governmental authority concerning the permitted rates, costs of service, or any Rate Refund Obligations, liabilities or rate refund liabilities relating to the CATV Systems.

      (5) The Company and each of the CATV Systems and all facilities used in conjunction with the operation of the CATV Systems are in compliance in all material respects with the Communications Act of 1934, all applicable rules, regulations requirements and policies of the FCC, including, but not limited to, Part 76 and Part 78 of the rules and regulations of the FCC, including any amendments or changes to FCC rules and regulations made between the date of this agreement and the Closing Date the provisions of the U.S. Copyright Act, and the rules and regulations of the U.S. Copyright Office, and, as to past operations, of the former Copyright Royalty Tribunal as then in force, under the Copyright Act that pertain to cable television retransmission of broadcast signals the carriage of distant broadcast television signals and including but not limited to all then-applicable syndicated exclusivity; the rules and regulations of the FAA regarding antenna structures; and all customer service, technical and engineering standards required to be met under the CATV Instruments. Such compliance includes but is not limited to the following:

            (a)   General Regulatory Compliance.

                  (i) The Company and each of the CATV Systems has complied, and is in compliance, in all material respects with the CATV Instruments, with all federal laws (including the Communications Act and the Copyright Act), state laws, and municipal ordinances of any municipality, city, county, or other local governmental body with authority thereover wherein any of the CATV Systems conducts operations, and neither the Company nor the Shareholders nor any of the CATV Systems has knowledge or has received any notice to the contrary. The Company has duly and timely filed all cable television registrations, reports and filings that are required to be filed and provided all consumer and broadcast station notices that are required to be provided under the Communications Act and the rules and regulations of the FCC and under the laws, ordinances, and regulations of all Franchising Authorities.

                  (ii) The Company has recorded or deposited with and paid or accrued for payment to the Copyright Office the royalty and syndicated exclusivity fees, and has filed and recorded all notices (including those necessary to qualify for the compulsory licenses for FM broadcast and television stations), statements of account, and other documents and instruments required under the Copyright Act.

                  (iv) The Company and the CATV Systems have obtained and are in compliance with the authorizations required for the operation of the CATV Systems by the FCC, FAA, the Register of Copyrights, and any other federal, state, or municipal government authorities. The Company and the CATV Systems monitor signal leakage, maintain applicable signal leakage logs, conduct the cumulative leakage tests, demonstrate compliance with the cumulative leakage criteria by showing a passing cumulative leakage index or a successful flyover, and comply with the frequency separation standards, in compliance with the requirements set forth in 47 C.F.R. Sections 76.610 through 76.619.

                  (v) The Company and the CATV Systems have filed with the FCC all notifications of utilization of frequencies in the 108 - 137 MHz and 225 - 400 MHz bands and all other reports required to be filed under such rules and regulations and have not received any notification of objection thereto by the FCC that has not been promptly resolved by the Company and the CATV Systems with no adverse impact on the operations of the CATV Systems.

                  (vi) The Company and the CATV Systems are duly authorized under FCC and FAA rules, regulations and orders to distribute to the subscribers of the CATV Systems all the signals currently being carried or required by law or governmental regulations to be carried and are licensed to operate any business radio and any cable access relay service system being operated by the Company or the CATV Systems, and the operation by the Company and the CATV Systems of any facility licensed or registered by the FCC or FAA used in conjunction with the operation of the Company or the CATV Systems is in compliance with the FCC's and FAA's rules and regulations.

                  (vii) The Company and the CATV Systems have complied with all requirements of the FCC concerning notifications to the FAA with respect to the construction and/or alteration of the CATV Systems' antenna structures, and "no hazard" determinations for each antenna structure have been obtained,where required.

                  (viii) Except as set forth on Schedule 3.11(d), as of the date hereof, there are no applications, complaints, or proceedings existing or pending before, or to the knowledge of the Company or the CATV Systems or any of the Shareholders, before the FCC, FAA, the U.S. Copyright Office, any other federal agency, or any Franchising Authority relating to the Company or to any of the CATV Systems or their operations, other than applications, complaints, or proceedings that affect the cable television industry generally and to which neither the Company, the CATV Systems, nor any of the Shareholders is a party. All such proceedings relating to the period prior to the Closing Date shall be the responsibility of the Shareholders (but C-TEC and Subsidiary shall have the right to participate in such proceedings and to advance approval of any filings, pleadings, statements, etc. submitted to any federal agency or Franchising Authority in conjunction with any such proceeding). In the event of a dispute with the U.S. Copyright Office with respect to any copyright royalty fees or other such payments, the Shareholders may elect to contest such fees in good faith, at Shareholders' expense, but whether or not the Shareholders make such election, they shall indemnify and hold C-TEC and Subsidiary harmless from any claims made by the Copyright Office relating to any such payments.

            (b) Rate Regulation. Except as shown on Schedule 3.11(5)(b), to the knowledge of the Company, and the Shareholders, after due inquiry, where required by applicable law, if any, the rates charged to subscribers of the CATV Systems were duly adopted, passed, and/or approved by the action(s) or inaction(s) of appropriate governmental authorities, agencies, or bodies, and the rates are being charged by the CATV Systems and the Company in the normal and usual ordinary course of the CATV Systems' operations and are not in material violation of the respective franchise agreements issued by any Franchising Authority for any of the CATV Systems and comply with all other applicable contracts, tariffs, licenses, and laws and regulations of any federal, state, county, city, municipal, or other governmental entity pertaining to the CATV Systems and the business and operations thereof, including but not limited to compliance with the Communications Act and the applicable cable television rate regulation rules and policies of the FCC. Without limiting the foregoing, in particular, the Company and Shareholders, to the best of their knowledge and after due inquiry,

                  (i) except as shown on Schedule 3.11(5)(b)(i), all of the CATV Systems, whether or not currently subject to rate regulation, had established rates as of September 1, 1993, that were in compliance with the FCC's rate regulations in effect from September 1, 1993, through May 14, 1994;

                  (ii) except as shown on Schedule 3.11(5)(b)(ii), all of the CATV Systems, whether or not currently subject to rate regulation, had established rates in compliance with the FCC's current rate regulations by May 15, 1994 (or have followed proper procedures for deferring refund liability under the rules until July 14, 1994, or any extension of that date authorized by the FCC or any Franchising Authority, and have brought or will bring their rate levels into compliance with the current rules by July 14, 1994, or such extension date, as applicable);

                  (iii) except as shown on Schedule 3.11(5)(b)(iii), all of the CATV Systems are currently in compliance with the FCC's rate regulations and will continue to be in compliance with the FCC's rate regulations through the Closing Date.

            (c) Children's and Other Programming. The Company has not allowed more than 10.5 minutes per hour on weekends and 12.0 minutes per hour on weekdays of commercial advertising to be carried on any local origination channel or channel on which the CATV Systems have local advertising time available during any program originally produced and broadcast primarily for an audience of children 12 years old and under ("Children's Programming"). The Company has received certificates from the programmers of all nonbroadcast programming carried on the CATV Systems evidencing their compliance with these limits on advertising carried on Children's Programming. The Company and the CATV Systems are in compliance with the Communications Act and with all FCC rules and regulations concerning cable origination programming, including political broadcasting rules and regulations, and with all FCC channel access rules and regulations, except for any non-compliance that would not have a Material Adverse Effect.

            (d) Consumer Electronics and Equipment. The Company and the CATV Systems have honored all subscriber requests for parental lockboxes and/or, when required, input selector switches that it has received in connection with the operation of the CATV Systems. All new subscribers to the CATV Systems at the time they sign up for service are and have been given required written notification of: the availability of parental lockboxes, switches and their use; their privacy rights and remedies under federal law; and the availability of local television broadcast signals, if any, which are not being carried on the CATV Systems. These notifications have been and continue to be renewed on an annual basis to all subscribers to the extent required by FCC rules and regulations. The Company and the CATV Systems are in compliance with the Communications Act and FCC rules and regulations pertaining to the capability of the CATV Systems' facilities with consumer electronics equipment.

            (e) All permanent full- and part-time employees employed by the Company in connection with the operation of the CATV Systems have been reported to the FCC under the applicable Employment Unit Nos. Such employment unit(s) is(are) not the subject of any pending equal employment opportunity ("EEO") complaints or FCC EEO investigation. Each of the CATV Systems has an EEO program that complies with the requirements of the Communications Act and the FCC's rules and regulations pertaining hereto. The FCC has not denied EEO certification to this(these) employment unit(s) for any consecutive three year period.

      3.12 Programming. Except as set forth in Schedule 3.12, neither the Company, the CATV Systems, nor any of the Shareholders has any affiliation with (other than on a third party basis), equity interest in, profit participation in, contractual right to acquire any such interest or participation, or any other relationship with any Person that provides programming ("Programmer"). Each agreement or relationship listed or described on Schedule 3.12 was entered into on an arms' length basis. The policies and practices of all Programmers is identified on Schedule 3.12 are in compliance with the program access requirements of the Communications Act and the rules and regulations of the FCC pertaining thereto.

      3.13 Inventory. The Company has, and at the Closing Date will have, an inventory of spare parts and other materials relating to the CATV Systems of the type and nature and maintained at levels consistent with good cable television industry practices. The Shareholders agree, for a minimum of one year after Closing, to maintain and support the RK converters, including maintaining a sufficient quantity of replacement parts and additional converters to meet supply and maintenance requirements for one year after Closing.

      3.14 Overbuilds. Except as set forth on Schedule 3.14, as of the date hereof, no construction programs have been undertaken or, to the knowledge of the Company, or any of the Shareholders, are proposed to be undertaken, by any other cable television, SMATV, MMDS, DBS, video dialtone, or other multichannel video programming provider or operator or, with respect to the provision of multichannel video programming, telephone company in any market served by the CATV Systems.

      3.15 Tangible Assets. (1) Schedule 3.15 lists all Equipment, other personal property and physical assets owned or leased by the Company ("Tangible Assets"), which consist of all tangible assets used or otherwise necessary to conduct the business of the Company. Except as set forth in
Schedule 3.15, the Company has good and valid title to the Tangible Assets, free and clear of any Lien. Except as disclosed on Schedule 3.15, all Tangible Assets material to the operation of the CATV Systems are in good working order and repair and comply in all material respects with applicable rules, regulations and standards regarding their intended use. Except as disclosed on Schedule 3.15, none of the cable used in the business of the CATV Systems shall require any substantial rearrangement on utility poles or rehabilitation. In addition, the CATV Systems meet all current industry technical performance standards, including FCC CLI standards, for a system of its particular design, which is a 450 Mhz system. Further, all of the cable plant is to have been activated, swept and proofed by the Closing Date. To the knowledge of the Company, and the Shareholders, the CATV Systems provide reception on all channels shown in
Schedule 3.11(a) in compliance with the requirements of the CATV Systems' respective CATV Franchises, the FCC, and all applicable laws and governmental rules and regulations in all material respects, including but not limited to all electrical banding and ground drop rules and regulations. The CATV Systems' plant, structures, and equipment are structurally sound, with no material defects, and are in good operating condition and repair and are adequate for the uses to which they are being put, and to the knowledge of the Company, and the Shareholders, none of such plant, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost;

            (2) the Shareholders will deliver to C-TEC and Subsidiary prior to the Closing substantially true and accurate as-built drawings of the CATV Systems' cable plant and facilities installed within the CATV Systems' franchise areas, and such drawings will be updated at C-TEC's and Subsidiary's reasonable request to reflect the then-current status of installation of cable plant;

            (3) to the knowledge of the Company and the Shareholders, after performing the tests described in subsection (a) of this Section, the physical plant and facilities of the CATV Systems are in compliance with the FCC's rules and regulations regarding signal leakage maintenance programs (including monitoring and logging of discovered leaks as well as providing evidence of on-going corrections of identified signal leaks), and such compliance measures will be continued through Closing.

      3.16. Patents, Trademarks, Intellectual Property. Schedule 3.16 sets forth a complete list of all copyrights, patents, trademarks, trade names, and other intellectual property assets owned or licensed by the Company, which assets are owned or licensed free and clear of all Liens and consist of all patents, trademarks, intellectual property and other intangible assets used or otherwise necessary to conduct the business of the Company. Except as set forth on Schedule 3.16, the Company possesses adequate rights, licenses or other authority to use all such assets as necessary to conduct its business as presently conducted. Neither the Company nor any of the Shareholders has received any notice or other information with respect to any alleged infringement or unlawful use of any such asset, nor has the Company or any of the Shareholders granted or agreed to grant any license to use any such asset.

      3.17. Insurance and Bonds. Schedule 3.17 is a correct and complete list of all insurance and bonds held by the Company including the policy number, name of carrier, coverage, term, expiration date and premium. The Company has its buildings, plants and properties, including, but not limited to Tangible Assets insured for no less than actual cash value, against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Closing. The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. The Company has complied in all respects with the provisions of said policies and bonds.

      3.18. Indebtedness. Schedule 3.18 is a correct and complete list of all instruments, agreements or arrangements pursuant to which the Company has borrowed any money, incurred any indebtedness or established any line of credit which represents any liability, contingent or otherwise, of the Company or the CATV Systems on the date hereof. Except as set forth in Schedule 3.18, there is no other liability or outstanding indebtedness of the Company which in the aggregate exceeds $10,000. Except as noted on Schedule 3.18, true and complete copies of all such written instruments, agreements or arrangements have been delivered to C-TEC prior to the date of this Agreement. Except as noted on Schedule 3.18, there does not exist any default or event or condition which after notice or lapse of time or both, would constitute a default by the Company under any such instruments, agreements or arrangements.

      3.19. Contracts. Except for the contracts, plans, agreements and leases listed in Schedule 3.19(a), true and complete copies of which have been furnished to C-TEC as of the date hereof, the Company is not a party to any
(i) contracts for the future purchase of materials, supplies, equipment or services which separately involve a consideration of more than $10,000 or, in the aggregate, involve a consideration of more than $100,000; (ii) programming agreements; (iii) contracts not made in the ordinary and usual course of business; (iv) employment or consulting contracts; (v) contracts with any labor union or other labor organization; (vi) guarantees or accommodations;
(vii) CATV Instruments; (viii) leases of personal or real property; (ix) contracts or agreements with affiliates or shareholders of the Company, or (x) contracts continuing for a period of more than nine (9) months from their respective dates. The Company has performed all obligations required to be performed by it to date (including having paid any amounts required to have been paid to date under any agreements including, but not limited to, programming agreements and all franchise fees payable with respect to all CATV Franchises) and has not breached and is not in default under any agreement listed in Schedule 3.19(a) or to which it is a party or by which it is bound, and all of the same are enforceable in accordance with their terms. All such agreements are in full force and effect and there does not exist any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by the Company or to the knowledge of the Company, by any other party thereto. All of the CATV Franchises issued by any Franchising Authority have been duly entered into and accepted by the Company and the CATV Systems, and, were duly issued or were obtained by or transferred to the Company in accordance with the terms thereof, and as required by applicable law. To the knowledge of the Company, and the Shareholders, after due inquiry, no other person or entity has been granted or holds the right or has applied for the right to construct or operate a cable television system in any portion of the franchise areas served by the CATV Systems, except as described in Schedule 3.19(b). Schedule 3.19(c) contains a substantially complete and accurate list of easements and rights of way pertaining to the CATV Systems that are to be transferred or assigned to C-TEC and Subsidiary. Such easements and rights-of-way constitute the easements and rights-of-way used by the Company in the conduct of its business. C-TEC acknowledges that certain easements and rights-of-way necessary for the operations of the CATV System are not set forth on Schedule 3.19(c). The Company is the owner of such easements and rights-of-way, including those not listed on Schedule 3.19(c) free and clear of all Liens, is in full compliance with the terms of such easements and rights-of-way and does not require the consent of any party to such easements and rights-of-way to consummate the transactions set forth herein.

      3.20.  Employee Benefit Plans.

            (1) Schedule 3.20 contains a list of all pension, retirement, bonus, profit-sharing, deferred compensation, workers' compensation insurance, group insurance and other employee pension or welfare benefit plans of any type whatsoever entered into or maintained by the Company. All such pension benefit plans are qualified with the Internal Revenue Service ("IRS") and a copy of the most recent IRS determination letter for each plan is included in Schedule 3.20. The Company does not contribute to and/or maintain any employee benefit plan including any multi-employer benefit plan, whether funded or unfunded, except as listed in
            Schedule 3.20.

            (2) The Company is in compliance with and has filed, published and disseminated all reports, documents, statements and communications required to be filed, published or disseminated under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations promulgated under ERISA, and there is no additional funding requirement for any reason, including but not limited to, amendments or terminations of any employee benefit plan of the Company.

            (3) None of the plans listed in Schedule 3.20 nor any fiduciary thereof has engaged in transactions which might subject any of the plans or any fiduciary thereof, of any party dealing with them, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Internal Revenue Code or to a civil penalty imposed by
            Section 502 of ERISA. The Company has complied in all respects with the terms of such plans.

            (4) No such plan has been completely or partially terminated since January 1, 1993.

            (5) None of the plans or trusts has incurred any accumulated funding deficiency, as such term is defined in Section 412 of the Internal Revenue Code, whether or not such deficiency has been waived.

      3.21.  Employment Collective Bargaining Agreements and Benefits.  (1)
Schedule 3.21 contains a list of all collective bargaining agreements to which the Company is subject. The Company has complied in all material respects with all collective bargaining agreements for the benefit of employees to which the Company is a party or by which it is bound.

            (2) There are not in existence (or, to the Company's knowledge, threatened) any (a) work stoppages or demands for collective bargaining respecting employees of the Company, or (b) grievance or arbitration proceedings arising out of collective bargaining agreements to which the Company is a party.

      3.22. Employees. Schedule 3.22 sets forth the names, and present annual rate of compensation of all persons employed by the Company. Such Schedule also sets forth the names of all directors and officers of the Company and a description of any agreement with respect to the election or tenure of any of them as such.

      3.23. Title, Real Property Matters. Schedule 3.23 contains descriptions by categories of the Company's real property (including all improvements and structures located thereon) as of the date of this Agreement. Except as set forth in Schedule 3.23, the Company will obtain title insurance policies on all real estate listed as owned in fee simple on Schedule 3.23, hereto, prior to the Closing. The Company owns or leases all the furniture, equipment and leasehold improvements located in the structures referred to in
Schedule 3.23. All other assets and property used in the business of the Company, and all assets and property reflected in the balance sheets of the Financial Statements, or acquired after the balance sheet date of the Financial Statements (other than assets or property sold or otherwise disposed of in the ordinary course of its business subsequent to such date) are in each case free and clear of all Liens, except as expressly stated in Schedule 3.23. The Company's real property interests, appurtenances and leasehold improvements comply with all applicable ordinances and regulations, building, and zoning laws where noncompliance could have a Material Adverse Effect on the Company and the Company has not received notice that it has failed to comply with any applicable ordinance, regulation, building or zoning law. The buildings, machinery and equipment of the Company are in good and serviceable condition, reasonable wear and tear excepted. Neither the Company nor any other party is in default on any lease of real property and all such leases set forth in Schedule 3.23 are in full force and effect.

      3.24. Brokers. Except for Daniels & Associates, whose fees will be paid at Closing by the Shareholders, no investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of the Company or any Shareholders who might be entitled to any fee or commission from the Company upon the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

      3.25.  Tax Returns.  Except as set forth in Schedule 3.25(a), (1)
All Tax returns, statements, reports and forms (including estimated Tax, deposits or information returns or reports) (the "Returns") required to be filed with any governmental or other taxing authority by the Company on or prior to the date of this Agreement have been duly filed in accordance with applicable law; (2) such Returns have correctly reflected the facts regarding the income, businesses, assets, operations and activities of the Company; (3) such Returns have correctly reflected all Taxes due and payable by the Company through the Closing Date; (4) the Company has paid (or withheld or remitted) all Taxes which have become due pursuant to such Returns; (5) where such Returns have not been audited and approved or settled, there has not been any waiver or extension of any applicable statute of limitations; and (6) the Company has not received any notice of deficiency or adjustment. The amounts shown as accrual for taxes on the balance sheet of the Financial Statements are sufficient for the payment of all Taxes, subject to audit and changes in the tax laws.

      Except as set forth in Schedule 3.25(a), the Company is not currently under audit by any federal, state or other tax authority and has not received any notice and/or assessment either commencing an audit or stating that the Company owes any taxes, related interest or penalties for any periods ending prior to the date of this Agreement. At Closing, the Company and Shareholders will deliver to the Company the certification set forth in Schedule 3.25(b) (the "Tax-Free Reorganization Certificate"), which relate to the qualification of the Merger as a tax-free reorganization pursuant to which the Company and Shareholders will represent and warrant that the Merger qualifies as a tax-free reorganization and will make certain related representations and warranties.

      3.26. Banks. Schedule 3.26 is a correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from the Company.

      3.27. Conflict of Interest. Except as set forth in Schedule 3.27, neither the Shareholders nor any director, officer, or employee of the Company or any Affiliate of any of the foregoing, (1) has any interest in any property, real or personal whether owned or leased, tangible or intangible, including, but not limited to, inventions, patents, trade names or trademarks used in connection with or pertaining to the business of the Company or any lender, supplier, customer, sales representatives or distributors of the Company or (2) has entered into any contract, lending arrangement or other agreement with the Company to provide services, materials or borrow or loan money.

      3.28. Securities Law. The Company is not now and has never been subject to the reporting requirements of the Securities and Exchange Commission ("SEC"). Each of the Shareholders is acquiring shares of Preferred Stock for investment and not with an intention to resell, distribute such shares or otherwise take any action not in compliance with Federal or state securities' laws or otherwise requiring registration.

      3.29. Environmental Matters. The Company is in compliance with all applicable laws and regulations related to the environment, health and safety, all required governmental permits have been obtained and are in effect, and no on-site storage, treatment or disposal of hazardous waste or material has been made (except in compliance with applicable laws and regulations). There are no pending actions, proceedings, or notices of potential action and the Company and Selling Shareholders have no knowledge of any facts that may lead to actions, proceedings, or notices of potential action from any governmental agency regarding the condition of the properties owned or leased by the Company under environmental, health or safety laws, which would have a Materially Adverse Effect on the Company's business. The Company has lawfully disposed of its waste and no pending or threatened proceedings exist concerning waste disposal by the Company. There are no underground storage tanks, PCBs, asbestos, radon gas, harmful nuclear radiation, or hazardous wastes present on the properties leased by or personal property owned by the Company. If any environmental audit (which shall be commissioned by C-TEC or the Subsidiary at its expense) indicates that any real property owned or occupied by the CATV Systems on or prior to the Closing Date is or is likely to become subject to any remediation, clean-up, or other obligation or response under any environmental law then the Shareholders shall be responsible for paying all the costs of such remediation, clean-up, or other obligation or response, and the Selling Shareholders shall indemnify C-TEC and Subsidiary against any claims arising therefrom.

      3.30. Americans With Disabilities Act. The Company is in full compliance with the Americans With Disabilities Act's mandates and obligations, including but not limited to, those regarding telecommunications providers, facilities accessibility and employment practices where any noncompliance would have a Material Adverse Effect on the Company and the Company has not received notice that it has failed to comply in any respect with the Americans with Disabilities Act.

      3.31. True at Closing. The representations, warranties, covenants and agreements of the Shareholders and the Company set forth in this Article III, are and will be true both on the date of this Agreement and on and as of the Closing, except for representations, warranties, covenants and agreements made as of a specific date, which will be true as of such specific date. All of the representations and warranties by the Company and the Shareholders shall survive the Closing for a period of two (2) years with the exception of the environmental representations and warranties, which will survive for five (5) years, and the tax representations and warranties, which will survive for the respective tax statute of limitation periods.

      3.32. Disclosure by the Shareholders and the Company. No representation or warranty made by the Shareholders or the Company in this Agreement and no statement made in any certificate to be delivered at the Closing, Exhibit or Schedule furnished or to be furnished in connection with the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to a prospective purchaser of the Company who is seeking full information with respect to the Company. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement, or in any document submitted pursuant to a specific requirement of this Agreement.



                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF C-TEC

      C-TEC and Subsidiary, jointly and severally, hereby represent and warrant to the Company and Shareholders as follows:

      4.1. Existence and Power. (a) C-TEC and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware (in the case of Subsidiary, the Commonwealth of Pennsylvania). Each such corporation has full corporate power and authority to carry on its business and operations as presently conducted and as proposed to be conducted.

      4.2. Corporate and Governmental Authorizations. (1) Each of C-TEC and Subsidiary has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to consummate the Merger.
The execution, delivery and performance of this Agreement and the other Transaction Agreements to which either C-TEC or Subsidiary is a party and the consummation of the Merger have been duly authorized by all requisite corporate action of C-TEC and Subsidiary. This Agreement constitutes, and the other Transaction Agreements to which C-TEC or Subsidiary are a party, when executed and delivered by C-TEC or Subsidiary, will constitute, legal, valid and binding obligations of C-TEC or Subsidiary enforceable against C-TEC or Subsidiary in accordance with their respective terms.

            (2) No consent or authorization of, or filing with, any Person is required on the part of C-TEC or Subsidiary in connection with C-TEC's or Subsidiary's respective execution, delivery or performance of either this Agreement or the other Transaction Agreements to which either is a party or the consummation of the Merger except for (i) the filing of the Agreement of Merger, and (ii) those consents and authorizations identified on Schedule 4.2, all of which have been obtained or will be obtained or made prior to Closing.

      4.3. No Conflicts, etc. Neither the execution and delivery by C-TEC and Subsidiary of this Agreement or the other Transaction Agreements to which either is a party, nor the consummation of the Merger will (1) violate, conflict with or result in the breach of, or constitute a default under, (a) any provision of the organizational documents of C-TEC or Subsidiary, (b) any provision of any law or regulation applicable to C-TEC or Subsidiary, or to which either of their assets are subject, (c) any order, judgment or award of any court, tribunal or regulatory authority applicable to C-TEC or Subsidiary, or to which either of their assets are subject or (d) any agreement or instrument to which C-TEC or Subsidiary is a party or by which any of their assets are bound, or (2) result in the creation of any Lien upon any of the assets of C-TEC or Subsidiary.

      4.4. Litigation, etc. There is no action, proceeding or investigation pending or, to the knowledge of C-TEC threatened against C-TEC before any court or governmental authority (1) which questions the validity of, or the obligations of C-TEC under this Agreement or any other Transaction Agreements, or (2) which seeks to impede, enjoin or invalidate the Merger, in whole or in part.

      4.5. Capitalization. C-TEC's authorized and issued capital stock (the "C-TEC Capital Stock") consists of 100,000 shares of $1 par value common stock and 100,000 shares of no par value preferred stock. None of the preferred stock is issued or outstanding. The issued and outstanding shares of the C-TEC Capital Stock are fully paid, validly issued and non-assessable and are owned of record and beneficially free and clear of all liens, claims and encumbrances except as set forth on Schedule 4.5. All of the outstanding stock of C-TEC is owned by C-TEC Corporation, a Pennsylvania corporation. There is no present plan or intention to liquidate C-TEC or Subsidiary.

      4.6. Disclosure by C-TEC and Subsidiary. No representation or warranty made by C-TEC or Subsidiary in this Agreement, and no statement made in any certificate to be delivered at the Closing, Exhibit or Schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein or herein not misleading.

      4.7. Brokers. No investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of C-TEC or Subsidiary who might be entitled to any fee or commission from the Company or the Shareholders upon the consummation of the transactions contemplated by this Agreement or any other Transaction Agreements.

                                   ARTICLE V
                                  CONDITIONS

      5.1. Conditions to Obligations of C-TEC and Subsidiary. The obligations of C-TEC and Subsidiary to consummate the transactions contemplated by the Closing shall be subject to (1) receipt by C-TEC of the Schedules required to be provided by the Company hereunder in such form and substance as shall be satisfactory to C-TEC and (2) to the fulfillment (or waiver by C-TEC and Subsidiary), on or prior to the Closing Date, of each of the following conditions:

            (1) The representations and warranties of the Company and Shareholders contained herein shall have been true and correct in all material respects when made and shall be repeated and be true and correct in all material respects as of the Closing Date;

            (2) The Company and Shareholders shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Transaction Agreements required to be performed or complied with by it prior to or at the Closing Date;

            (3) All authorizations and approvals of or consents of, or filings with, any governmental authority or other person required to be obtained or made by the Company or Shareholders in connection with the Closing, including but not limited to FCC Form 394 filings shown on Schedule 5.1(3) attached hereto, and any authorizations, approvals of, or consents of Franchising Authorities pertaining thereto, shall have been obtained or made and shall be in full force and effect;

            (4) Each of the Transaction Agreements to which the Company or any Shareholder is a party shall have been duly authorized, executed and delivered by the Company or such Shareholder and complete and correct copies thereof shall have been delivered to C-TEC;

            (5) The Company shall have delivered to C-TEC a certificate executed by an authorized officer of the Company and by each Shareholder, dated the Closing Date, to the effect that the conditions set forth in paragraphs (1) through (4) of this Section
            5.1 have been fulfilled;

            (6) C-TEC shall have received any approvals or consents required by its institutional lenders to consummate the transactions and the Shareholders shall have executed (which, by execution of this Agreement the Shareholders agree to execute) any subordination agreement with respect to the Notes required by any such lenders;

            (7) C-TEC shall have received from Cole, Raywid & Braverman, FCC counsel to the Company and the Shareholders, and Tallman, Hudders & Sorrentino, P.C. corporate counsel to the Company and Shareholders, opinions dated the Closing Date, substantially in the form of Exhibit F;

            (8) All corporate and other proceedings of the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to C-TEC and its counsel, and C-TEC and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested;

            (9) No action or proceeding shall have been instituted or threatened against the Company or the Shareholders which could have a Material Adverse Effect on the business of the Company; no action or proceeding shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers, before any court or governmental department, agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and neither the Company nor C-TEC shall have received written notice from any court or governmental department, agency or commission of its intention to institute any action or proceeding to restrain or enjoin or commence any investigation (other than a routine letter of inquiry) into the consummation of this Agreement and the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated, which in the opinion of C-TEC would make it inadvisable to consummate such transactions; provided that in the event such an investigation (other than a routine letter of inquiry) is instituted, this Agreement may not be abandoned by C-TEC for such reason but the consummation of the transactions provided for in this Agreement shall be delayed for such period, not in excess of one hundred twenty (120) days, as may be necessary to determine whether such investigation is likely to result in an action or proceeding of the type described in the second clause of this Section 5.1(9).

            (10) Prior to the Closing, there shall not have occurred any Material Adverse Change in the financial condition, operations, business or prospects of the Company, including, but not limited to, becoming subject to any state or federal regulatory proceedings which could culminate in an order or other action which could cause such a Material Adverse Change;

            (11) Prior to the Closing, there shall not have occurred any damage, destruction or loss to Tangible Assets exceeding $50,000 or other loss that has a Material Adverse Effect on the products, properties, business operations or prospects of the Company;

            (12) Upon receipt of stock transfer information from Bank of Boston, stock transfer agent for C-TEC, each Shareholder shall have delivered certificates representing all of the Capital Stock, free and clear of all Liens and encumbrances, duly endorsed in blank with guaranteed signatures and all required transfer stamps, if any. Alternatively, if a Shareholder has lost his or her certificate(s), such shareholder shall deliver an affidavit attesting such fact in a form acceptable to C-TEC, together with an assignment separate from such certificate and a lost certificate bond insuring C-TEC and the Company for the full value of any loss occasioned by such lost certificate;

            (13) The Company shall have delivered to C-TEC at the Closing certified copies of resolutions adopted by the Board of Directors of the Company adopting and approving this Agreement and the Transaction Agreements. The Company shall have delivered to C-TEC resignations of all directors and such officers as requested by C-TEC effective as of the Closing;

            (14) The Company shall have delivered to C-TEC a Certificate of Good Standing (or its equivalent) issued by the Secretary of State of the Commonwealth of Pennsylvania to the effect that the Company is duly incorporated and in good standing under the laws of the Commonwealth of Pennsylvania, no less than 10 days prior to Closing;

            (15) The Plan of Merger shall have been approved by the affirmative vote of the holders of one hundred (100%) percent of all outstanding shares of the Company common stock entitled to vote thereon. Accordingly, none of the holders of the Capital Stock shall have filed written notice of intent to demand payment pursuant to the dissenters rights in Pennsylvania corporate law. By executing this Agreement, each of the Shareholders agrees to vote affirmatively in favor of the Merger and execute any documents or instruments necessary to evidence such approval;

            (16) The Company shall have furnished to C-TEC a Certificate of the Secretary of the Company, certified as of the Effective Date, as to the incumbency and signatures of the officers of the Company executing this Agreement and any document contemplated or delivered under this Agreement;

            (17) C-TEC, at its option and own cost and expense, shall have completed a Phase I environmental audit of the properties of the Company and such audit shall not indicate the presence or likely presence of environmental hazards on such properties. Such audit shall be instituted within twenty (20) days after this Agreement is fully executed by both parties;

            (18) Each of the Shareholders of the Company shall have delivered to C-TEC and Subsidiary, on or before the Closing, a written waiver, in a form acceptable to C-TEC and Subsidiary, of any and all preemptive rights to shares of the Company as he, she or it may, or at any time, did have under applicable Pennsylvania law; and

            (19) On or before the Closing the Company shall have taken, and the Shareholders shall cause the Company to have taken all corporate action as may be necessary and satisfactory to C-TEC and Subsidiary, in their sole discretion, to formalize update, bolster and ratify the past actions of the employees, officers, directors and shareholders of the Company.

      5.2. Conditions to Obligations of the Company and Shareholders. The obligations of the Company and Shareholders to consummate the transactions contemplated by the Closing shall be subject to (1) the receipt by Shareholders of the Schedules required to be provided by C-TEC hereunder in such form and substance as shall be satisfactory to the Shareholders and
(2) to the fulfillment (or waiver by the Company and Shareholders), on or prior to the Closing Date, of each of the following conditions:

            (1) The representations and warranties of C-TEC and Subsidiary contained herein or in any Transaction Agreement to which it is a party and shall have been true and correct in all material respects when made and shall be repeated and be true and correct in all material respects as of the Closing Date;

            (2) C-TEC and Subsidiary shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and any Transaction Agreements required to be performed or complied with by it prior to or at the Closing Date;

            (3) All authorizations, consents of and approvals of, or filings with, any governmental authority or other person required to be obtained or made by C-TEC or Subsidiary in connection with the Closing shall have been obtained or made and shall be in full force and effect;

            (4) Each of the Transaction Agreements to which C-TEC or Subsidiary is a party shall have been duly authorized, executed and delivered by C-TEC or Subsidiary, and complete and correct copies thereof shall have been delivered to the Company;

            (5) C-TEC and Subsidiary each shall have delivered to the Company a certificate executed by authorized officers of C-TEC and Subsidiary, dated the Closing Date, to the effect that the conditions applicable to it set forth in paragraphs (1) through
            (4) of this Section 5.2 have been fulfilled;

            (6) The Company and Shareholders shall have received from Swidler & Berlin, Chartered, counsel to C-TEC and Subsidiary, an opinion dated the Closing Date, substantially in the form of Exhibit G;

            (7) All corporate and other proceedings of C-TEC and Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested;

            (8) C-TEC and Subsidiary shall have delivered to the Company and Shareholders at the Closing certified copies of resolutions adopted by the Board of Directors of each of C-TEC and Subsidiary adopting and approving this Agreement and the Transaction Agreements; and

            (9) C-TEC and Subsidiary each shall have furnished to the Company and Shareholders a Certificate of the Secretary of each entity, certified as of the Effective Date, as to the incumbency and signatures of the officers of C-TEC and Subsidiary executing this Agreement and any document contemplated or delivered under this Agreement.



                                  ARTICLE VI
                        MUTUAL COVENANTS AND AGREEMENTS

      Efforts to Consummate Transactions. Each of the Company and C-TEC shall use their best efforts to cause the conditions to the Closing contained in this Agreement to be satisfied as promptly as practicable after the date hereof and otherwise to effect the transactions contemplated hereby and by the other Transaction Documents.

                                  ARTICLE VII
                     COVENANTS OF THE SHAREHOLDERS AND THE
                            COMPANY PENDING CLOSING

      The Shareholders and the Company, jointly and severally, covenant and agree that from the date hereof to and including the Closing:

      7.1. Maintenance of Business. The Company shall continue to carry on its business diligently, in good faith and in the ordinary course, consistent with past practices and in compliance with all applicable laws, rules and regulations. The Company will maintain its plants and equipment and keep its books of account, records and files in substantially the same manner as heretofore. The Company will maintain in full force and effect insurance policies now in effect. Upon the request of C-TEC, the Company will begin conversion to cable data billing services provided that C-TEC shall reimburse the Company for any reasonable costs incurred in connection with such conversion. Upon the request of C-TEC, the Company will begin to maintain its books and records on an accounting system consistent with that used by C-TEC.

      7.2. Existence and Good Standing; Compliance with Laws. The Company shall continuously maintain its existence and its good standing in the jurisdiction of its formation and any other appropriate jurisdiction and will comply in all material respects with all applicable statutes, rules, regulations, orders, and restrictions of any governmental agency and instrumentality.

      7.3. Contracts and Concessions. The Company will perform and observe in all material respects all covenants and provisions of all agreements and all CATV Systems.

      7.4. Taxes. The Company shall pay all Taxes as they become due, file all Returns required to be filed in a timely and correct manner and will collect or withhold all taxes required to be collected or withheld from employees, independent consultants or third parties. The Company will not file any amended Returns or enter into settlement of any audit or tax dispute with any governmental entity or other taxing authority without the consent of C-TEC which can be withheld in C-TEC's sole discretion.

      7.5. Negative Covenants. Without the prior written consent of C-TEC which can be withheld in C-TEC's sole discretion, the Company shall not, and the Shareholders shall do all things and take all necessary and proper action to provide that the Company shall not take any of the following actions (or agree to take any such actions):

            (1) Issue, sell, purchase or redeem, or grant options, warrants to purchase or otherwise agree to sell, purchase or redeem any shares of its Capital Stock or any other securities of the Company or any securities convertible into or exchangeable for such shares;

            (2) Authorize, declare, or pay any dividend or other distribution in respect of its Capital Stock or purchase or redeem, directly or indirectly, any shares of its Capital Stock;

            (3)  Amend its Articles of Incorporation or Bylaws;

            (4)  Prepay any liability for borrowed money;

            (5) Pay any obligation or liability other than (a) obligations or liabilities reflected in the balance sheets of the Financial Statements, (b) liabilities incurred since the date of the Financial Statements in the ordinary course of business and (c) obligations under contracts and agreements referred to in Schedules annexed hereto;

            (6) Change any material aspect of its accounting, tax practices, policies or principles;

            (7) Enter into any employment or consulting contract (including any deferred compensation arrangement) with any director, officer or employee (or alter the terms of any such existing employment or consulting contract or deferred compensation arrangement) or increase the compensation payable or to become payable (or other bonus or benefit) to any of its officers, employees or agents;

            (8) Execute any guaranty, endorsement or indemnification by the Company of the obligations of any third person, firm or company;

            (9) Undertake the sale or transfer of any assets or cancellation by the Company of debts or claims having a value, in the aggregate, of more than $5,000, except in each case, in the ordinary course of business;

            (10) Effect any knowing waiver by the Company of any rights of a material value;

            (11) Guarantee any mortgage, pledge or lien or other encumbrance of any of its assets, tangible or intangible;

            (12) Effect any assignment, sale or transfer of any patent, trademark, trade name, trade secret, copyright, CATV Instruments or other intangible asset;

            (13) Implement any change to the existing pricing structure, fee or charges to Subscribers;

            (14) Implement any changes to existing Company marketing or promotional plans and policies;

            (15) Adopt or modify any bonus, pension, profit sharing collective bargaining agreement or other compensation plan or enter into any contract of employment;

            (16) Enter into any (or modify any existing) agreement or commitment or transaction (including without limitation any borrowing, capital expenditure, capital financing leasing arrangement or purchase commitment), incur any liability, absolute or contingent, waive any right or enter into any other transaction, material to the business operations or financial condition of the Company as a whole, except agreements, commitments or transactions in the ordinary course of business; or

            (17) Take any action which if taken prior to the date hereof would constitute a breach of any representation or warranty contained in this Agreement.

      7.6. Organization, Good Will. The Company shall preserve its business organization intact, retain the services of its present officers and use its reasonable efforts to retain substantially as at present its employees, and preserve the good will of its suppliers, customers and others having business relations with it.

      7.7. Access to Plants, Files and Records. During regular business hours, and at the request of C-TEC, the Company shall, from time to time, give or cause to be given to C-TEC, its officers, employees, accountants, counsel and authorized representatives (i) full access to all of the Tangible Assets, plant, property, accounts, books and other financial records, minute books, deeds, title, papers, insurance policies, Licenses, agreements, contracts, commitments, tax returns, records and files of every character, employees, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories of the Company and (ii) all such other information concerning the affairs of the Company as C-TEC may reasonably request. Notwithstanding the foregoing, from the date hereof to and through the Closing, C-TEC and Subsidiary shall have the unrestricted right to consult with the independent auditors of the Company with respect to all matters, including, but not limited to, Financial Statements.

      7.8. Consents to Leases, Contracts. With respect to all leases, licenses, CATV Instruments, and other contracts and instruments and rights of the Company which require the consent of another party to the transaction contemplated herein, the Company will obtain or cause to be obtained such consents.

      7.9. Notice of Proceedings. The Company will, upon becoming aware of any order or decree or any compliant praying for an order or decree restraining or enjoining the consummation of the Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated, promptly notify C-TEC in writing of such order, decree, complaint or notice.

      7.10. Confidential Information. The Shareholders and the Company shall not disclose to third parties any confidential information received from C-TEC or Subsidiary in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that this provision shall be applicable only with respect to information received from C-TEC or Subsidiary and clearly identified as confidential information, and that nothing shall be deemed to be confidential information which:

            (1) Is known to the Company at the time of disclosure by C-TEC or Subsidiary;

            (2)  Becomes publicly known or available;

            (3)   Is rightfully received by the Company from a third party; or

            (4)  Is independently developed by the Company.

      7.13. Exclusive Negotiation. Neither the Company nor any of the Shareholders shall enter into any discussions, negotiations or agreements with any party other than C-TEC regarding the sale or disposition of the Company or its business.

      7.14. Maintenance of Inventory. To the extent it is necessary in the ordinary course of the CATV Systems' business to remove and utilize any of its inventory, the Company shall purchase and pay for like items so that at Closing the Shareholders shall convey to C-TEC and the Subsidiary under this Agreement items substantially equal in value, number, kind, and quality to the inventory existing at the date of this Agreement.

      7.15. CATV Franchises. Upon written request of C-TEC Shareholders and the Company will use their best efforts to aid C-TEC and Subsidiary in obtaining in accordance with applicable state, city, county, municipal, or other local laws of governing bodies with authority thereover, extension of the term of any CATV Franchises such that the term of each thereof shall have at least ten (10) years remaining from and after the Closing Date, unless C-TEC and Subsidiary waive this requirement with respect to any CATV System.

      7.16. Delivery of Franchise Authority Consents. Upon written request of C-TEC, the Company and the Shareholders will deliver to C-TEC copies of each of the CATV Franchises as amended to date, including the consents, transfers and amendments, if any, required by this Agreement, certified by the respective public officials of the respective Franchising Authorities as of a date near the Closing Date. Prior to the Closing, the Company and the Shareholders will have obtained all necessary state and municipal consents and approvals relative to the transfer of control or assignment of the CATV Franchises from the Shareholders and the Company to C-TEC and subsequently to Subsidiary.

                                 ARTICLE VIII
               COVENANTS OF C-TEC AND SUBSIDIARY PENDING MERGER

      C-TEC and Subsidiary, jointly and severally, covenant and agree that from the date hereafter to and including Closing:

      8.1. C-TEC as Sole Shareholder of Subsidiary. C-TEC will continue to be the sole shareholder of Subsidiary, and prior to the Closing Date, subject to the terms of this Agreement, will adopt and approve at a special meeting of the shareholder of Subsidiary, or by written consent, the Plan of Merger.

      8.2. Notice of Proceedings. C-TEC and Subsidiary will, upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions if consummated, promptly notify the Company in writing of such order, decree, complaint or notice.

      8.3. Confidential Information. If, for any reason, the transaction contemplated by this Agreement is not consummated C-TEC and Subsidiary shall not disclose to third parties any confidential information received from the Company in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that this provision shall be applicable only with respect to information received from the Company and clearly identified as confidential information, and that nothing shall be deemed to be confidential information which:

            (1) Is known to C-TEC or Subsidiary at the time of disclosure by the Company;

            (2)  Becomes publicly known or available;

            (3) Is rightfully received by C-TEC or Subsidiary from a third party; or

            (4)   Is independently developed by C-TEC or Subsidiary.



                                  ARTICLE IX
                      MUTUAL COVENANTS AND CONDITIONS TO
               OBLIGATIONS OF THE COMPANY, C-TEC AND SUBSIDIARY

      9.1. Applications to FCC and Franchising Authorities. As soon as practicable after execution of this Agreement, the Company, C-TEC, and, if required, Subsidiary shall join in applications to the FCC and the Franchising Authorities identified on Schedule 9.1 requesting each such governmental authority's approvals and authorizations of the transactions contemplated by this Agreement. Thereafter, the Company and C-TEC and, if necessary, Subsidiary shall cooperate with each other and shall take such actions as are necessary and proper to obtain expeditious, favorable actions by the FCC and the Franchising Authorities. The Company and C-TEC shall share equally all fees charged in connection with or incidental to the filing and processing of the aforesaid applications, as well as the costs of filing and processing, except that each party shall bear its own legal, accounting, and other professional fees related thereto.

      9.2. Necessity for FCC and Franchising Authority Approvals. The obligations of the Company, C-TEC, Subsidiary and the Shareholders under this Agreement are subject to the receipt prior to the Closing of "Final Orders" of the FCC and applicable Franchising Authorities approving and authorizing the transactions contemplated herein. C-TEC, Subsidiary, the Shareholders and the Company shall not be obligated to consummate such transactions if, in the judgment of C-TEC's Board of Directors, there is contained in any such order a term, condition or provision which is unduly burdensome. For the purposes of this Section 9.2, a "Final Order" shall mean an order of the FCC or a Franchising Authority (including an order issued by the staff of the FCC or a Franchising Authority acting under delegated authority) that is not subject or potentially subject to further action of any kind, including but not limited to reconsideration, rehearing or review by the FCC or any Franchising Authority or to judicial review.

      Each of the parties to this Agreement agrees that if C-TEC, using its reasonable judgment, determines that an application to any other state or federal agency not identified on Schedule 9.2 for its approval and authorization of the transactions contemplated herein is required, then C-TEC shall file such application at its sole expense and the Shareholders and the Company shall join in such application with C-TEC.

      9.3. Other Filings. Within twenty (20) days after the execution of this Agreement, the Company, Subsidiary and C-TEC, if necessary, shall apply, file or give notice to the FCC, the Federal Trade Commission and the Department of Justice, Antitrust Division, of the transactions contemplated herein. Prior to the Closing Date, any applicable waiting period, under the Hart-Scott-Rodino Act shall have expired or been terminated. The fees required for these filings shall be shared equally by the Company and C-TEC except that each party shall bear its own expenses related thereto.

      9.4. Meeting of the Company Shareholders, Proxy Materials. The Company covenants that it will call and, on or prior to October 14, 1994, or such other date as may be agreed upon between the Company and C-TEC, hold a meeting of the Company's shareholders for the purpose of approving the Plan of Merger.

                                   ARTICLE X
                                INDEMNIFICATION

      10.1. Indemnification. (1) The Shareholders and the Company, jointly and severally, shall indemnify and hold harmless C-TEC, Subsidiary and their affiliates and the directors, officers and employees of each of the foregoing from, against and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including interest, penalties and reasonable attorney's fees and disbursements), whether or not resulting from third party claims (each of the foregoing being referred to herein individually as a "Loss"), arising out of or as a result of (i) any breach by the Company or Shareholders of any covenant or obligation of the Company in this Agreement or in any other Transaction Agreement to which it is a party, or (ii) any breach by the Company or Shareholders of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement or in any other Transaction Agreements to which it is a party.

            (2) C-TEC and Subsidiary shall indemnify and hold harmless the Company and the Shareholders and the Company's directors, officers and employees from, against and with respect to any and all Losses arising out of or as a result of (i) any breach by C-TEC or Subsidiary of any covenant or obligation of C-TEC or Subsidiary in this Agreement or in any other Transaction Agreement to which it is a party, (ii) any breach by C-TEC or Subsidiary, or any inaccuracy in, any representation or warranty made by C-TEC or Subsidiary in this Agreement or in any other Transaction Agreement to which it is a party.

      10.2. Indemnification Procedures. For the purposes of this Section 10.2, the party seeking indemnification shall be known as the "Indemnified Party" and the party from whom indemnification is sought shall be known as the "Indemnifying Party". As soon as reasonably practicable after receipt by an Indemnified Party of notice of any Loss in respect of which an Indemnifying Party may be liable under Section 7.5, the Indemnified Party shall give notice thereof to the Indemnifying Party, setting forth in reasonable detail the facts and circumstances pertaining thereto and the Indemnifying Party shall immediately reimburse the Indemnified Party for any such Loss. In the case of any action brought by a third party, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that the Indemnified Party may at its discretion at all times participate (at its own expense) in such defense by counsel of its own choice. Notwithstanding the foregoing, the Indemnified Party will have the right to employ its own counsel and to control the defense or settlement in any such action, but the fees, expenses and other charges of such counsel will be at the expenses of such Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, or (ii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Party) between the Indemnified Party and the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action or has not assumed such defense to the reasonable satisfaction of the Indemnified Party. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims. In the event of a dispute under this Section 10.2, each of the parties are entitled to all remedies available in law or equity. Notwithstanding anything to the contrary in this Article X, except for claims relating to Taxes and environmental (Sections 3.25 and 3.29), the Shareholders shall only be required to reimburse C-TEC for losses to the extent that the total of such Losses and Consideration adjustments pursuant to Section 2.7 exceeds the Consideration Threshold. Further, the trustee for the trust that holds shares of Capital Stock shall have no personal liability pursuant to this Article X or any other provision in this Agreement.

                                  ARTICLE XI
                                 MISCELLANEOUS

      11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

            (1) By the written agreement of the Company, C-TEC and the Shareholders;

            (2) Upon written notice given by C-TEC if the Closing has not occurred on or prior to February 28, 1995;

            (3) Upon notice given by C-TEC if the Company or Shareholders breach any covenant or agreement in this Agreement or any Transaction Agreement or if any representation or warranty made by the Company or any Shareholder in or pursuant to this Agreement or any Transaction Agreement is false in any material respect;

            (4) Upon notice given by the Shareholders if C-TEC or Subsidiary breach any covenant or agreement in this Agreement or any Transaction Agreement or if any representation or warranty made by C-TEC or Subsidiary in or pursuant to this Agreement or any Transaction Agreement is false in any material respect.

            (5) Upon notice given by either the Company or C-TEC if consummation of the transactions contemplated hereby would violate, in whole or in part, any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

            (6) Either the Company or C-TEC shall have the right to terminate this Agreement immediately prior to Closing in the event that the Company or C-TEC shall have defaulted in the performance of any of the material obligations to be performed hereunder, or should any covenant, warranty or representation made by any other party in this Agreement prove to be incorrect or incomplete in any material sense, provided, however, that the parties hereto shall have the right until the Closing to correct or satisfy any condition or covenant necessary to the consummation of this Agreement. Nothing herein shall be construed as relieving a party from liability for damages to the other party for breach of its obligations under or by reason of this Agreement, and this right to terminate shall be in addition to any of the remedies the parties may have at law or in equity. In the event that a party rightfully terminates this Agreement, in lieu thereof, and in addition to any other remedies the terminating party may have at law or in equity, the terminating party may sue for specific performance and damages.

      11.2. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA.

      11.3. Survival. Those obligations and agreements contained in this Agreement that by their terms are to be performed after the Closing (including, but not limited as to, agreements regarding confidentiality and indemnification) shall survive the Closing and shall not terminate. In addition, any obligation of any party to this Agreement to indemnify for breaches of any representation, warranty, covenant or agreement shall apply to any claim that is asserted before the termination of such representation, warranty, covenant or agreement. Otherwise, the representations, warranties, covenants of the parties hereto contained in this Agreement or in any other Transaction Agreement, or otherwise made in writing in connection with the transactions contemplated hereby and thereby (in each case as affected by the transactions contemplated by the Transaction Agreements) shall survive the Closing.

      11.4. Amendment, Assignment, etc. Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other party and any attempt to so assign or transfer this Agreement without such consent shall be void and of no effect.

      11.5. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy or overnight courier service"

            (a)   if to the Company at:
                        3925 Airport Road
                        Allentown, PA  18103

            (b)   if to C-TEC, at:
                        C-TEC Corporation
                        105 Carnegie Center
                        Princeton, New Jersey 08540
                        Attention:        Steven J. Rabbitt
                                          Executive Vice President
                                          C-TEC Cable Systems, Inc.

                  with a copy to:

                        C-TEC Corporation
                        105 Carnegie Center
                        Princeton, New Jersey 08540
                        Attention:        Raymond B. Ostroski
                                          General Counsel


            (c)   if to Subsidiary, at:

                        C-TEC Corporation
                        105 Carnegie Center
                        Princeton, New Jersey 08540
                        Attention:        Steven J. Rabbitt
                                          Executive Vice President
                                          C-TEC Cable Systems, Inc.

                  with a copy to:

                        C-TEC Corporation
                        105 Carnegie Center
                        Princeton, New Jersey 08540
                        Attention:        Raymond B. Ostroski
                                          General Counsel


            (d)   if to each of the Shareholders listed in the agreement:

                  (i)     Bark Lee Yee;
                  (ii)    Stella C. Yee;
                  (iii)  Susan C. Yee;
                  (iv)   Raymond C. Yee; and
                  (v)    Kenneth C. Yee

                        at:   3925 Airport Road
                              Allentown, PA  18103





                  with a copy to:

                        Robert G. Tallman
                        Tallman Hudders & Sorrentino
                        Lehigh Valley Trust Co. Building
                        634 Hamilton Mall
                        Allentown, Pennsylvania 18162

or at such other address or telecopy number as any party hereto may designate by written notice to the other parties hereto.

      11.6. Expenses and Risk of Loss. Except as otherwise specifically provided in this Agreement, the Shareholders shall pay all costs and expenses relating to the negotiation and consideration of this Agreement by the Company and the Shareholders (including all filing fees and the cost of obtaining any consents or approvals for which the Company or Shareholders are responsible and related, legal and accounting fees) and C-TEC shall pay all costs and expenses relating to the negotiation and consummation of this Agreement by C-TEC and Subsidiary (including all filing fees and the cost of obtaining any consents or approvals for which C-TEC or Subsidiary is responsible and related, legal and accounting fees). The cash portion of the Consideration shall be reduced by the amount of any loss (as agreed to by the parties) occurring prior to closing by reason of fire, explosion, earthquake, windstorm, accident, flood, act of God, war, seizure or activities of the armed forces, or other casualty, ordinary wear and tear excepted, or any of the Company's assets shall, to the extent not covered by insurance. If such loss or damage shall be sufficiently substantial to preclude the resumption of normal operation or a substantially complete restoration of any substantial part of the CATV Systems within thirty (30) days, or if such loss or damage materially and adversely affects the value of the Company's assets to the extent of more than ten (10%) percent of the fair market value thereof, the Company shall promptly notify C-TEC in writing. C-TEC, at any time within thirty (30) days after receipt of such notice, may elect to either (i) accept the proceeds of any insurance coverage relating to the Systems, and consummate the transactions contemplated by this Agreement, or (ii) terminate this Agreement. In the latter event, all parties hereto shall stand fully released and discharged from any and all obligations under this Agreement. If C-TEC elects to consummate the transactions contemplated by this Agreement the Consideration shall be reduced by the amount of such loss or damage (as agreed to by the parties) not compensated by insurance proceeds received by the Company on the Closing Date. Any purchase price adjustment pursuant to the
Section 11.6 shall not be subject to the Consideration Threshold set forth in
Section 2.7.

      11.7. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

      11.8. No Third Party Beneficiaries. Persons who are entitled to indemnification in accordance with Article 10 of this Agreement are third-party beneficiaries of Sections 3.11(5)(b) and 3.29. Otherwise, nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their successors, heirs and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof, except as specifically provided for herein.

      11.9. Further Assurances. From time to time prior to, at and after the Closing, the Company, Subsidiary and C-TEC will and will cause their respective directors and officers to execute all such instruments and take all such actions as C-TEC, the Subsidiary or the Company, being advised by counsel, shall reasonably request in connection with the carrying out and effectuating of the intent and purpose hereof and all transactions and things contemplated by this Agreement including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

      11.10. Public Statements or Releases. The Company, the Shareholders and C-TEC each agree not to make, issue or release any public announcement, statement (including notifying existing Subscribers, Franchising Authorities or parties to any contracts or agreements with the Company) or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions provided for in this Agreement, without first attempting to the extent reasonably possible (and in all cases with regard to written matters) to clear such announcement, statement, acknowledgement or revelation with the other parties hereto. Each party agrees that it will not unreasonably withhold any such consent or clearance from another party.

      11.11 Cable Subscription. Following Closing, for the remainder of her natural life, and as long as Subsidiary continues to conduct the business conducted by the Company, Subsidiary shall provide basic cable TV service to Stella C. Yee, at her Pennsylvania residence, without charge. Such right shall be nonassignable and terminate upon her death.

      11.12. Integration; Section Headings; Counterparts; etc. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Neither this Agreement nor any Transaction Document shall create the relationship of partners, joint venturers, or principal and agent among the parties hereto or any of their respective Affiliates. None of the parties hereto shall have any authority to represent or to bind the other parties in any manner whatsoever.

      11.13. Counterparts. This Agreement may be executed in any number of counterparts,each of which shall be an original, and such counterparts which taken together shall constitute one and the same Agreements.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.
                                    C-TEC Cable Systems of
                                     Pennsylvania, Inc.

_______________________             By: /s/ David C. McCourt
                                        _______________________________
                                        Name:  David C. McCourt
                                        Title: Chief Executive Officer


                                    C-TEC Cable Systems, Inc.

_______________________             By: /s/ David C. McCourt
                                        _______________________________
                                        Name:  David C. McCourt
                                        Title: Chief Executive Officer


                                    TWIN COUNTY TRANS VIDEO, INC.

_______________________             By: /s/ Robert G. Tallman
                                        _______________________________
                                        Name:  Robert G. Tallman
                                        Title: Assistant Secretary


                                          /s/  Bark Yee Lee
_______________________                 ____________________________
                                               Bark Yee Lee


                                           /s/  Stella C. Yee
_______________________                 ____________________________
                                                Stella C. Yee


                                           /s/ Raymond C. Yee
_______________________                 ____________________________
                                               Raymond C. Yee


                                           /s/ Susan C. Yee
_______________________                 ____________________________
                                               Susan C. Yee


                                            /s/ Kenneth C. Yee
_______________________                 ____________________________
                                                Kenneth C. Yee


                                            /s/ Robert G. Tallman
_______________________                 ____________________________
                                           Robert G. Tallman, Trustee



                                                            Exhibit C
                                                            Preliminary


                C-TEC Cable Systems, Inc. (the Corporation)
                       Preferred Stock, 5% Series A

     The designation preferences, privileges and voting powers of the shares of the Preferred Stock, 5% Series A, and the restrictions or qualifications thereof (insofar as they differ from or supplement the provisions which are applicable to all shares of the Preferred Stock irrespective of series), are as follows:

          (A) The series shall be designated as Preferred Stock, 5% Series A.

          (B)          The dividend rate thereof shall be five percent
     (5%) per annum. The dividends on the shares of the Preferred Stock shall be cumulative from the first day of the calendar month in which the shares of the Preferred Stock, 5% Series A, if any, shall be issued, with accruals of dividends uniform with the unpaid accruals of dividends, if any, on the Preferred Stock, 5% Series A outstanding at the time of the issue thereof.

          (C) Except as provided in Subsection (K) and (L), the Preferred Stock, 5% Series A shall have no voting rights whatsoever.

          (D) The sum per share payable upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $1000 per share plus an amount equal to the dividends accrued and unpaid on such share, whether or not earned or declared.

          (E) The holders of the shares of the Preferred Stock, 5% Series A (collectively, the Holders), acting as a whole, may elect, or may be required, as the case may be, at any time during the period (the Election Period) commencing on the date that is three (3) years and expiring on the date that is ten (10) years from the date of Closing (as such term is defined in that certain Merger Agreement dated September 23, 1994 (the Agreement)), to exchange their shares of Preferred Stock, 5% Series A with C-TEC Corporation, a Pennsylvania corporation (C-TEC), either for shares of Common Stock of C-TEC (C-TEC Common) or cash. The terms and conditions of such exchange rights are set forth in that certain Share Exchange Option Agreement between the Holders and C-TEC dated ___________ (the Exchange Agreement). In the event that either C-TEC or the Holders exercise their option, in accordance with the Exchange Agreement to exchange shares of Preferred Stock, 5% Series A for C-TEC Common or cash, as the case may be, and provided the Corporation has received notice of any such election in writing not less than 30 nor more than 90 days prior to the date fixed for such exchange, the Corporation shall cooperate and take such actions as are reasonably required to effectuate such exchange on the books and records of the Corporation.

     (F) For so long as shares of Preferred Stock, 5% Series A are outstanding, the Corporation shall not enter into any Transaction (as hereafter defined) if, upon entering into any such Transaction, the ratio of Total Obligations (as hereafter defined) to EBITDA (as hereafter defined) of the Corporation for the last fiscal quarter, thereafter annualized by multiplying such amount(s) by four (4), exceeds 8:1. For purposes hereof, the following terms shall have the following meanings:

               EBITDA shall mean, for any period, the consolidated net income (or net loss) of the Corporation, as determined in accordance with generally accepted accounting principles, plus (1) the sum of, without duplication, the following for the Corporation: (a) depreciation expense, (b) amortization expense, (c) the excess, if any, of gross interest expense for such period over gross interest income for such period, in each case determined in accordance with generally accepted accounting principles, (d) total income tax expense and (e) extraordinary or unusual non-cash losses, less (2) extraordinary non-cash gains.

               Obligations shall mean, with respect to the Corporation, the consolidated outstanding principal amount of (1) indebtedness for borrowed money, (2) indebtedness for the deferred purchase price of property or services (other than property or services purchased in the ordinary course of business) and (3) indebtedness evidenced by the issuance of preferred stock having a payment priority senior to or pari passu with the shares of Preferred Stock, 5% Series A, excluding, however, the Preferred Stock, 5% Series B of the Corporation.

               Total Obligations shall mean, with respect to the Corporation, as of the time of determination, the aggregate consolidated amount of Obligations.

               Transaction shall mean, with respect to the Corporation, (1) the incurrence of any Obligation; (2) any merger, reorganization or consolidation to which the Corporation is a party; or (3) the sale of any assets of the Corporation, other than in the ordinary course of business.

     (G) There shall be no sinking fund with respect to the shares of the Preferred Stock, 5% Series A.

     (H) The holders of the Preferred Stock of each series shall be entitled to receive, but only when, as and if declared by the Board of Directors, but in no event more frequently than monthly, dividends at the rate fixed for such series and no more. Such dividends shall be payable on a date or dates which shall be fixed by the Board of Directors and shall be cumulative from such date as may be fixed for the series. All dividends payable on Preferred Stock shall be fully paid, or declared and set apart for payment before any dividends on the Common Stock of the Corporation shall be paid or set apart for payment so that if, for all dividend periods terminating on the same or an earlier date, dividends on all outstanding shares of the Preferred Stock at the rates fixed for the respective series shall not have been paid or set apart for payment, the deficiency shall be fully paid or set apart before payment on the Common Stock of the Corporation. Dividends in full shall not be paid or set apart for payment on the Preferred Stock of any one series for any dividend period unless dividends in full have been or are contemporaneously paid or set apart for payment on the Preferred Stock of all other series for all dividend periods in respect of such series terminating on the same or an earlier date. When the stated dividends are not paid in full on all series of the Preferred Stock in respect of any dividend period, the shares of all series having the same dividend period shall share ratably in the payment of dividends, including accumulations, if any, based on the dividends which would be payable on said shares if all dividends in respect of such series were paid in full. A dividend period is the period between any two consecutive dividend payment dates, excluding the first of such dates, as fixed for the series to which a share or shares shall belong. Accruals of dividends shall not bear interest.

     (I) Upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock of each and every series then outstanding shall be entitled to receive out of the net assets of the Corporation, whether capital or surplus, the sums per share fixed for the shares of the respective series and payable upon such dissolution, liquidation or winding up, plus, in the case of each share, an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared, before any distribution of the assets of the Corporation shall be made to the holders of the Common Stock of the Corporation as such.

     If the assets distributable on such dissolution, liquidation or winding up shall be insufficient to permit the payment to the holders of each series of the Preferred Stock of the full amounts to which they respectively are entitled as aforesaid, then said assets shall be distributed among the holders of the respective series of the Preferred Stock in the order of priority as specified for each class of stock and in proportion to the sums which would be payable on such dissolution, liquidation or winding up if all such sums were paid in full in preference and priority over the shares of any of the Common Stock of the Corporation.

     After payment to the holders of the Preferred Stock of the full amounts to which they respectively are entitled as aforesaid, the holders of the Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     The sale, conveyance, exchange or transfer of all or substantially all of the property of the Corporation, or the merger or consolidation into or with any other corporation, shall not be deemed a dissolution, liquidation or winding up for the purposes of this Subsection (I).

     (J) Nothing herein contained shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

     (K) So long as any shares of the Preferred Stock, 5% Series A are outstanding, the Corporation shall not, without the consent (given in writing or by vote at a meeting called for that purpose in the manner prescribed by the By-Laws of the Corporation) of the holders of record of at least 50% of the total number of such votes which may be cast by the Holders, each Holder being entitled to one vote for each such share of Preferred Stock, 5% Series A:

          (1) Create or authorize any kind of stock ranking prior to the Preferred Stock, 5% Series A with respect to the payment of dividends or upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of any such kind of stock;

          (2) Amend, alter, change or repeal any of the express terms of the Preferred Stock, 5% Series A so as to affect the Holders thereof adversely.

     (L) So long as any shares of the Preferred Stock, 5% Series A are outstanding, in the event that the Corporation shall fail to pay dividends on the Preferred Stock, 5% Series A or Preferred Stock, 5% Series B for at least twelve (12) consecutive calendar months sufficient to provide a cumulative dividend rate of five percent (5%) per annum, the Holders shall be entitled to elect and designate one (1) director of the Board of Directors of the Corporation and the size of the Board of Directors of the Corporation shall thereupon be increased by one (1) director, and such newly elected director shall hold its position on the Board of Directors of the Corporation only until such time as the Holders shall have received dividends sufficient to provide a cumulative dividend rate of five percent (5%) per annum, in which event such newly elected director shall be deemed to have resigned and the size of the Board of Directors shall thereupon decrease by one (1) member. The right of the Holders to elect and designate a member of the Board of Directors of the Corporation shall be exercised jointly with, and not separately from, the corresponding right granted to the Holders of the Preferred Stock, 5% Series B, such that only one (1) member of the Board of Directors of the Corporation may be elected and designated, in the aggregate, by the Holders of the Preferred Stock, 5% Series A and the Preferred Stock, 5% Series D.



                                                         Preliminary

                C-TEC Cable Systems, Inc. (the Corporation)
                       Preferred Stock, 5% Series B

     The designation preferences, privileges and voting powers of the shares of the Preferred Stock, 5% Series B, and the restrictions or qualifications thereof (insofar as they differ from or supplement the provisions which are applicable to all shares of the Preferred Stock irrespective of series), are as follows:

          (A) The series shall be designated as Preferred Stock, 5% Series B.

          (B) The dividend rate thereof shall be five percent (5%) per annum. The dividends on the shares of the Preferred Stock shall be cumulative from the first day of the calendar month in which the shares of the Preferred Stock, 5% Series B, if any, shall be issued, with accruals of dividends uniform with the unpaid accruals of dividends, if any, on the Preferred Stock, 5% Series B outstanding at the time of the issue thereof.

          (C) Except as provided in Subsection (K) and (L), the Preferred Stock, 5% Series B shall have no voting rights whatsoever.

          (D) The sum per share payable upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $1000 per share plus an amount equal to the dividends accrued and unpaid on such share, whether or not earned or declared.

          (E) The holders of the shares of the Preferred Stock, 5%, Series B (collectively, the Holders), acting as a whole, may elect, or may be required, as the case may be, at any time during the period (the Election Period) commencing on the date that is three (3) years and expiring on the date that is ten (10) years from the date of Closing (as such term is defined in that certain Merger Agreement dated September 23, 1994 (the Agreement)), to exchange their shares of Preferred Stock, 5% Series B with C-TEC Corporation, a Pennsylvania corporation (C-TEC), either for shares of Common Stock of C-TEC (C-TEC Common) or cash. The terms and conditions of such exchange rights are set forth in that certain Share Exchange Option Agreement between the Holders and C-TEC dated ______________ (the Exchange Agreement). In the event that either C-TEC or the Holders exercise their option, in accordance with the Exchange Agreement to exchange shares of Preferred Stock, 5% Series B for C-TEC Common or cash, as the case may be, and provided the Corporation has received notice of any such election in writing not less than 30 nor more than 90 days prior to the date fixed for such exchange, the Corporation shall cooperate and take such actions as are reasonably required to effectuate such exchange on the books and records of the Corporation.

     (F) For so long as shares of Preferred Stock, 5% Series B are outstanding, the Corporation shall not enter into any Transaction (as hereafter defined) if, upon entering into any such Transaction, the ratio of Total obligations (as hereafter defined) to EBITDA (as hereafter defined) of the Corporation for the last fiscal quarter, thereafter annualized by multiplying such amount(s) by four (4), exceeds 8:1. For purposes hereof, the following terms shall have the following meanings:

               EBITDA shall mean, for any period, the consolidated net income (or net loss) of the Corporation, as determined in accordance with generally accepted accounting principles, plus (1) the sum of, without duplication, the following for the Corporation: (a) depreciation expense, (b) amortization expense, (c) the excess, if any, of gross interest expense for such period over gross interest income for such period, in each case determined in accordance with generally accepted accounting principles, (d) total income tax expense and (e) extraordinary or unusual non-cash losses, less (2) extraordinary non-cash gains.

               Obligations shall mean, with respect to the Corporation, the consolidated outstanding principal amount of (1) indebtedness for borrowed money, (2) indebtedness for the deferred purchase price of property or services (other than property or services purchased in the ordinary course of business) and (3) indebtedness evidenced by the issuance of preferred stock having a payment priority senior to or pari passu with the shares of Preferred Stock, 5% Series B, excluding, however, the Preferred Stock, 5% Series A of the Corporation.

               Total Obligations shall mean, with respect to the Corporation, as of the time of determination, the aggregate consolidated amount of Obligations.

               Transaction shall mean, with respect to the Corporation, (1) the incurrence of any Obligation; (2) any merger, reorganization or consolidation to which the Corporation is a party; or (3) the sale of any assets of the Corporation, other than in the ordinary course of business.

     (G) There shall be no sinking fund with respect to the shares of the Preferred Stock, 5% Series B.

     (H) The holders of the Preferred Stock of each series shall be entitled to receive, but only when, as and if declared by the Board of Directors, but in no event more frequently than monthly, dividends at the rate fixed for such series and no more. Such dividends shall be payable on a date or dates which shall be fixed by the Board of Directors and shall be cumulative from such date as may be fixed for the series. All dividends payable on Preferred Stock shall be fully paid, or declared and set apart for payment before any dividends on the Common Stock of the Corporation shall be paid or set apart for payment so that if, for all dividend periods terminating on the same or an earlier date, dividends on all outstanding shares of the Preferred Stock at the rates fixed for the respective series shall not have been paid or set apart for payment, the deficiency shall be fully paid or set apart before payment on the Common Stock of the Corporation. Dividends in full shall not be paid or set apart for payment on the Preferred Stock of any one series for any dividend period unless dividends in full have been or are contemporaneously paid or set apart for payment on the Preferred Stock of all other series for all dividend periods in respect of such series terminating on the same or an earlier date. When the stated dividends are not paid in full on all series of the Preferred Stock in respect of any dividend period, the shares of all series having the same dividend period shall share ratably in the payment of dividends, including accumulations, if any, based on the dividends which would be payable on said shares if all dividends in respect of such series were paid in full. A dividend period is the period between any two consecutive dividend payment dates, excluding the first of such dates, as fixed for the series to which a share or shares shall belong. Accruals of dividends shall not bear interest.

     (I) Upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock of each and every series then outstanding shall be entitled to receive out of the net assets of the Corporation, whether capital or surplus, the sums per share fixed for the shares of the respective series and payable upon such dissolution, liquidation or winding up, plus, in the case of each share, an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared, before any distribution of the assets of the Corporation shall be made to the holders of the Common Stock of the Corporation as such.

     If the assets distributable on such dissolution, liquidation or winding up shall be insufficient to permit the payment to the holders of each series of the Preferred Stock of the full amounts to which they respectively are entitled as aforesaid, then said assets shall be distributed among the holders of the respective series of the Preferred Stock in the order of priority as specified for each class of stock and in proportion to the sums which would be payable on such dissolution, liquidation or winding up if all such sums were paid in full in preference and priority over the shares of any of the Common Stock of the Corporation.

     After payment to the holders of the Preferred Stock of the full amounts to which they respectively are entitled as aforesaid, the holders of the Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     The sale, conveyance, exchange or transfer of all or substantially all of the property of the Corporation, or the merger or consolidation into or with any other corporation, shall not be deemed a dissolution, liquidation or winding up for the purposes of this Subsection (I).

     (J) Nothing herein contained shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

     (K) So long as any shares of the Preferred Stock, 5% Series B are outstanding, the Corporation shall not, without the consent (given in writing or by vote at a meeting called for that purpose in the manner prescribed by the By-Laws of the Corporation) of the holders of record of at least 50% of the total number of such votes which may be cast by the Holders, each Holder being entitled to one vote for each such share of Preferred Stock, 5% Series B:

          (1) Create or authorize any kind of stock ranking prior to the Preferred Stock, 5% Series B with respect to the payment of dividends or upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of any such kind of stock;

          (2) Amend, alter, change or repeal any of the express terms of the Preferred Stock, 5% Series B so as to affect the Holders thereof adversely.


     (L) So long as any shares of the Preferred Stock, 5% Series B are outstanding, in the event that the Corporation shall fail to pay dividends on the Preferred Stock, 5% Series A or Preferred Stock, 5% Series B for at least twelve (12) consecutive calendar months sufficient to provide a cumulative dividend rate of five percent (5%) per annum, the Holders shall be entitled to elect and designate one (1) director of the Board of Directors of the Corporation and the size of the Board of Directors of the Corporation shall thereupon be increased by one (1) director, and such newly elected director shall hold its position on the Board of Directors of the Corporation only until such time as the Holders shall have received dividends sufficient to provide a cumulative dividend rate of five percent (5%) per annum, in which event such newly elected director shall be deemed to have resigned and the size of the Board of Directors shall thereupon decrease by one (1) member. The right of the Holders to elect and designate a member of the Board of Directors of the Corporation shall be exercised jointly with, and not separately from, the corresponding right granted to the Holders of the Preferred Stock, 5% Series A, such that only one (1) member of the Board of Directors of the Corporation may be elected and designated, in the aggregate by the Holders of the Preferred Stock, 5% Series A and the Preferred Stock, 5% Series B.

     (M) In the event that all or any of the Holders shall be required to make any payment to or indemnify or hold harmless the Corporation or C-TEC or any affiliate of the Corporation or C-TEC pursuant to the terms and provisions of the Agreement, including but not limited to any and all payments and indemnity obligations arising under Article 10 of the Agreement, the Corporation shall be entitled to set-off all such payments and indemnification and hold harmless obligations against any and all amounts, dividends and other payments to be made by the Corporation hereunder, including but not limited to any consideration, whether in the form of cash, instruments, stock or otherwise.



                                                         Preliminary


                   Share Exchange Option Agreement


     This Share Exchange Option Agreement (this Agreement) is made as of this ____________ day of ____________________, 1994, by and among (i) Bark Lee Yee, Stella C. Yee, Susan C. Yee, Raymond
C. Yee, Kenneth C. Yee and Robert G. Tallman, as Trustee for those certain Trusts created pursuant to a Trust Agreement dated ________________, 19____ and a Trust Agreement dated _________________,
19___ (collectively, the Holders and each, a Holder), and (ii)
C-TEC Corporation, a Pennsylvania corporation (C-TEC).

                  Recitals

     A. The Holders are, collectively, the owners of all of the Preferred Stock Series A and Preferred Stock Series B of Cable;

     B. Cable is a wholly-owned subsidiary of C-TEC and, partly in consideration for the Holders entering into the Merger
Agreement, C-TEC desires to enter into this Agreement;

     C. The Holders and C-TEC have agreed to certain terms and conditions pursuant to which the Holders shall have an option to acquire certain shares of the Common Stock from C-TEC and C-TEC shall have the option to acquire the Preferred Stock from the Holders; and

     D. The Holders and C-TEC desire to enter into this Agreement to set forth more fully the terms and conditions of their respective options.


                  Agreement

     Now, therefore, in consideration of the foregoing, for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein, the following words and terms shall have the following meanings, unless the context clearly requires otherwise:

          Cable shall mean C-TEC Cable Systems, Inc., a Delaware corporation.

          Closing shall have the meaning given such term in
Section 5.

       Closing Date shall have the meaning given such term in
Section 5.

       Common Stock shall mean the shares of Common Stock of C-TEC then issued, whether or not outstanding.

       Effective Date shall mean the date upon which an Election Notice is deemed validly given in accordance with the provisions of Section 8(a).

       Election Notice shall have the meaning given such term in Section 4.

       Election Period shall mean the period commencing on the date that is three (3) years from the date of this Agreement and ending on the date that is ten (10) years from the date of this Agreement.

       Market Value shall mean the then current fair market value of the Series A Transfer Shares and Series B Transfer Shares, as applicable, determined as of the applicable Effective Date, which fair market value shall be deemed to be the closing price per share of the Common Stock as reported on the NASDAQ System as of the close of business of the business day immediately preceding the applicable Effective Date, multiplied by the applicable number of shares.

       Merger Agreement shall mean that certain Merger
Agreement dated September 23, 1994 between the Holders and Cable.

       Preferred Stock shall mean, collectively, the Preferred
Stock Series A and the Preferred Stock Series B.

       Preferred Stock Series A shall mean those certain
41,000 shares of Preferred Stock, 5% Series A issued by Cable held in the aggregate by the Holders.

       Preferred Stock Series B shall mean those certain
11,000 shares of Preferred Stock, 5% Series B issued by Cable held in the aggregate by the Holders.

       Series A Strike Price shall mean an amount equal to Forty-one Million Dollars ($41,000,000), which amount is derived from and approximately equal to the sum of 1,171,428 shares of Common Stock multiplied by $35.00 per share.

       Series B Strike Price shall mean an amount equal to Eleven Million Dollars ($11,000,000), which amount is derived and approximately equal to the sum of 285,714 shares of Common Stock multiplied by $38.50 per share.

       Series A Transfer Shares shall mean the  1,171,428
shares of Common Stock to be transferred by C-TEC to the Holders of Preferred Stock Series A upon the occurrence of certain events as set forth in this Agreement.

       Series B Transfer Shares shall mean the 285,714 shares of Common Stock to be transferred by C-TEC to the Holders of the Preferred Stock Series B upon the occurrence of certain events as set forth in this Agreement.

       Transfer Shares shall mean, collectively, the Series A
Transfer Shares and the Series B Transfer Shares.

     2.   Options in Favor of Holders.

          (a) The Holders of Preferred Stock Series A, acting as a whole but not in part, may elect at any time during the Election Period, to acquire all, but not less than all, of the Series A Transfer Shares from C-TEC. In the event the Holders properly exercise their election to acquire the Series A Transfer Shares in accordance with the procedures set forth in Section 4, in consideration of the transfer and delivery of the Series A Transfer Shares to Holders, the Holders shall, contemporaneously with such transfer, transfer and deliver the shares of Preferred Stock Series A to C-TEC. If the Holders are unable to unanimously make an election pursuant to this subsection with respect to the Preferred Stock Series A, the Holders shall each be deemed to have elected to take no action with respect to this subsection.

          (b) The Holders of Preferred Stock Series B, acting as a whole but not in part, may elect at any time during the Election Period, to acquire all, but not less than all, of the Series B Transfer Shares from C-TEC. In the event the Holders properly exercise their election to acquire the Series B Transfer Shares in accordance with the procedures set forth in Section 4, in consideration of the transfer and delivery of the Series B Transfer Shares to Holders, the Holders shall, contemporaneously with such transfer, transfer and deliver the shares of Preferred Stock Series B to C-TEC. If the Holders are unable to unanimously make an election pursuant to this subsection with respect to the Preferred Stock Series B, the Holders shall each be deemed to have elected to take no action with respect to this subsection.

          (c) In the event that, at the expiration of the Election Period, neither the Holders nor C-TEC have exercised any of their respective options granted pursuant to Sections 2 and 3 of this Agreement, then the Holders, acting as a whole but not in part, may elect, within ten (10) days following the expiration of the Election Period, to sell all of the Preferred Stock to C-TEC. In the event the Holders properly exercise their rights to sell the Preferred Stock in accordance with the procedures set forth in Section 4, in consideration of the transfer of the Preferred Stock to C-TEC, C-TEC shall pay to the Holders, in immediately available funds at Closing, an amount equal to the aggregate amount of the Series A Strike Price and the Series B Strike Price.

          (d) The options in favor of the Holders to acquire the Preferred Stock Series A and the Preferred Stock Series B granted pursuant to the foregoing Sections 2(a) and (b) may be exercised by the Holders, acting as a whole, either separately or jointly at any time during the Election Period and the exercise by the Holders of one option shall not preclude the Holders from exercising the remaining options.

    3.   0ption in Favor of C-TEC.

          (a) C-TEC may elect at any time during the Election Period to acquire from the Holders all, but not less than all, of the Preferred Stock Series A. In the event C-TEC properly exercises its election to acquire the Preferred Stock Series A in accordance with the procedures set forth in Section 4 of this Agreement, in consideration of the transfer of the applicable shares of Preferred Stock Series A from the Holders to C-TEC, C-TEC shall:

               (i) If the Market Value of the Series A Transfer Shares is greater than or equal to the Series A Strike Price, C-TEC shall transfer and deliver to the Holders of Preferred Stock Series A the Series A Transfer Shares, ratably in proportion to the shares of Preferred Stock Series A held by them;

               (ii) If the Market Value of the Series A Transfer
                    Shares is less than the Series A Strike
                    Price, C-TEC shall, at Holder's option,
                    either pay to the Holders in immediately available funds at Closing an amount equal to the Series A Strike Price, or C-TEC shall transfer and deliver to the Holders the Series A Transfer Shares. The Holders, acting as a whole but not in part, shall make their election to receive either cash or Series A Transfer Shares pursuant to this
                    Section 3(a)(ii) within ten (10) days of the applicable Effective Date of the Election Notice. In the event that the Holders fail to unanimously make an election within such ten (10) day period, the Holders shall be deemed to have conclusively elected to accept cash in consideration of the transfer and delivery of the shares of Preferred Stock Series A.

          (b) C-TEC may elect at any time during the Election Period to acquire from the Holders all, but not less than all, of the Preferred Stock Series B. In the event C-TEC properly exercises its election to acquire the Preferred Stock Series B in accordance with the procedures set forth in Section 4 of this Agreement, in consideration of the transfer of the applicable shares of Preferred Stock Series B from the Holders to C-TEC, C-TEC shall:

               (i) If the Market Value of the Series B Transfer Shares is greater than or equal to the Series B Strike Price, C-TEC shall transfer and deliver to the Holders of Preferred Stock Series B the Series B Transfer Shares, ratably in proportion to the shares of Preferred Stock Series B held by them;

               (ii) If the Market Value of the Series B Transfer
                    Shares is less than the Series B Strike
                    Price, C-TEC shall, at Holder's option,
                    either pay to the Holders in immediately available funds at Closing an amount equal to the Series B Strike Price, or C-TEC shall transfer and deliver to the Holders the Series B Transfer Shares. The Holders, acting as a whole but not in part, shall make their election to receive either cash or Series B Transfer Shares pursuant to this
                    Section 3(b)(ii) within ten (10) days of the Effective Date of the applicable Election Notice. In the event that the Holders fail to unanimously make an election within such ten (10) day period, the Holders shall be deemed to have conclusively elected to accept cash in consideration of the transfer and delivery of the shares of Preferred Stock Series B.

            (c) The options in favor of C-TEC to acquire the Preferred Stock Series A and the Preferred Stock Series B granted pursuant to the foregoing Sections 3(a) and (b) may be exercised by C-TEC either separately or jointly, at any time during the Election Period and the exercise by C-TEC of one such option shall not preclude C-TEC from exercising the remaining option.

     4. Election Procedure. In order to exercise the election rights pursuant to Sections 2 and 3 of this Agreement, the Holders or C-TEC, as applicable, shall deliver to the other party an irrevocable written notice of the election (each, an Election Notice). The Election Notice shall specify the Closing Date upon which the relevant transfers shall occur, which Closing Date shall not be less than thirty (30) days from the Effective Date of the Election Notice (if the Holders will be receiving
C-TEC Common Stock) and ninety (90) days from the Effective Date of the Election Notice (if the Holders will be receiving cash). Upon the exercise of an election by either the Holders or C-TEC pursuant to Section 2 or 3 of this Agreement, the remaining election rights of the non-electing party with respect to any remaining shares of Preferred Stock then held by the Holders shall continue, and all other election rights shall thereupon be extinguished.

     5.   Closing.

          (a) In the event of the exercise of any election provided in Sections 2 or 3 of this Agreement, on the Closing Date specified in the applicable Election Notice on the applicable Closing Date, each Holder shall transfer and deliver their respective shares of the applicable series of Preferred Stock to C-TEC pursuant to an appropriate endorsement and by physical delivery of such shares, and C-TEC shall either (x) contemporaneously transfer and deliver to the Holders, ratably in proportion to their respective shares of Preferred Stock transferred, the applicable Transfer Shares pursuant to an appropriate endorsement and by physical delivery of such shares, or (y) pay to the Holders the applicable strike price for the shares of Preferred Stock transferred in immediately available funds.

          (b) The closing of any such sale and transfer (each, a Closing) shall take place at the offices of C-TEC Corporation, 105 Carnegie Center, Princeton, New Jersey 08540 on the applicable Closing Date, or at such other place and time as the parties may mutually agree.

       6. Set-Off Rights. In the event that all or any of the Holders of Preferred Stock, Series B shall be required to make any payment to or indemnify or hold harmless C-TEC or Cable, or any affiliate of C-TEC or Cable, pursuant to the terms and provisions of the Merger Agreement, including but not limited to any and all payments and indemnity obligations arising under
Article X of the Merger Agreement, C-TEC shall be entitled to set-off all such payments and indemnification and hold harmless obligations in accordance with the Merger Agreement against any and all amounts, payments and other consideration to be paid and delivered by C-TEC hereunder whether in the form of cash, instruments, stock or otherwise.

      7.   Registration Rights for Common Shares.

          (a) Demand Registration Rights. C-TEC covenants and agrees with the Holders, but not any subsequent holder of, the Transfer Shares that, upon the unanimous written request of the Holders made at any time after Closing, but in any event, during the Election Period, but only once, C-TEC will file as promptly as practicable and, in any event, within [180] days after receipt of such written request, a new registration statement (a Registration Statement) or a post-effective amendment to an existing registration statement (an Amendment) under the Securities Act of 1933 (the Act), registering or qualifying the Transfer Shares for sale. No other securities of C-TEC shall be entitled to be included in such Amendment or Registration Statement. C-TEC will use its good faith efforts to file and cause to become effective any such Amendment or Registration Statement as promptly as practicable and remain effective for a period of not less than sixty (60) days or such shorter period as is necessary to complete the distributions.

          (b) Piggyback Registration Rights. C-TEC covenants and agrees with the Holders, but not any subsequent holder of, the Transfer Shares that if, at any time within the Election Period C-TEC proposes to file a Registration Statement with respect to any class of security (other than in connection with an offering to C-TEC's employees) under the Act in a primary registration on behalf of C-TEC and/or in a secondary registration on behalf of holders of such securities and the registration form to be used may be used for registration of the Transfer Shares, C-TEC will give written notice, which shall be given at least [45] days prior to such filing, to the Holders in the manner set forth in Section 8(a) of its intention to file a Registration Statement and will offer to include in such Registration Statement to the maximum extent possible[, and limited, in the case of a Regulation A offering, to the amount of the available exemption,] subject to paragraphs (i) and (ii) of this paragraph (b), such number of Transfer Shares with respect to which C-TEC has received written requests for inclusion therein by the Holders within ten (10) days after the giving of notice by C-TEC. All registrations requested pursuant to this
Section 7(b) are referred to herein as Piggyback Registrations. This paragraph is not applicable to a Registration Statement filed by C-TEC with the Securities and Exchange Commission (the
SEC) on Forms S-4 or S-8 or any successor form or any Registration Statement filed with the SEC prior to the Closing.

               (i) Priority or Primary Registrations. If a
                   Piggyback Registration includes an
                   underwritten primary registration on behalf of C-TEC and the underwriter(s) for the offering being registered by C-TEC shall determine in good faith and advise C-TEC in writing that in its opinion the number of Transfer Shares requested to be included in such registration exceeds the number that can be sold in such offering without materially adversely affecting the distribution of such securities by C-TEC, C-TEC will include in such registration (A) first, the securities that C-TEC proposes to sell and (B) second, to the extent feasible, the Transfer Shares requested to be included in such registration, apportioned ratably among the Holders of Transfer Shares requiring to be included in such registration.

              (ii) Priority on Secondary Registrations. If a
                   Piggyback Registration consists only of an underwritten secondary registration on behalf of holders of securities of C-TEC (other than pursuant to Section 7(a)), and the underwriter(s) for the offering being registered by C-TEC advise C-TEC in writing that in its opinion the number of Transfer Shares requested to be included in such registration exceeds the number which can be sold in such offering without materially adversely affecting the distribution of such securities by C-TEC, C-TEC will include in such registration (A) first, the securities requested to be included therein by the holders requesting such registration and (B) second, to the extent feasible, the Transfer Shares requested to be included in such registration above, apportioned ratably, among all such Holders on the basis of the number of shares requested to be included by each such Holder.

(c)   Restrictions on Registration Rights.

     (i) Notwithstanding the provisions set forth in Sections (b)(i) and (b)(ii) above or any other provisions, if any such underwriter shall determine in good faith and advise
          C-TEC in writing that the distribution of the Transfer Shares requested to be included in the registration concurrently with the securities being registered by C-TEC would materially adversely affect the distribution of such securities by C-TEC, then the Holders of such Transfer Shares shall delay their offering and sale for such period ending on the earliest of (1) [90] days following the effective date of C-TEC's registration statement, (2) the day upon which the underwriting syndicate, if any, for such offering shall have been disbanded or, (3) such date as C-TEC, the underwriter(s) and the Holders shall otherwise agree. In the event of such delay, C-TEC shall file such supplements, post-effective amendments and take any such other steps as may be reasonably necessary to permit such Holders to make their proposed offering and sale for a period not to exceed [90] days immediately following the end of such period of delay.
          If any party disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to C-TEC and the underwriter. Notwithstanding the foregoing,
          C-TEC shall not be required to file a
          registration statement to include Transfer
          Shares pursuant to this Section 7 if an
          opinion of independent counsel, reasonably satisfactory to counsel for C-TEC, that the Transfer Shares proposed to be disposed of may be transferred pursuant to the provisions of Rule 144 under the Act shall have been delivered to counsel for C-TEC [and the Holders shall have agreed to indemnify C-TEC with respect to the accuracy of the matter described in any such opinion and the actions of C-TEC taken in reliance thereon.]

    (ii)  C-TEC shall not be required to file a
          Registration Statement or Amendment at a time when the audited financial statements required to be included therein are not available, [which time shall be limited to the period commencing 45 days after the end of C-TEC's last fiscal year and ending 90 days after the end of such fiscal year existing at the time of the proposed offering.]

   (iii)  C-TEC shall not be required to file a
          Registration Statement or Amendment if
          C-TEC furnishes to the Holders a
          certificate signed by C-TEC's Chairman
          or President stating that in his or her
          good faith judgment it would be
          detrimental or otherwise disadvantageous to C-TEC or its shareholders for such a Registration Statement or Amendment to be filed as expeditiously as possible, in which case C-TEC shall have a period of not more than 180 days within which to file such Registration Statement or Amendment measured from the date of the C-TEC's receipt of Holders' request for registration.

(d)   Costs of Registration.

     (i) All costs, expenses, fees and other charges, including but not limited to reasonable attorneys' and accounting fees and expenses
          (collectively, the Expenses), arising as a result of any registration pursuant to
          Section 7(a) shall be borne by C-TEC and the Holders, or both, as follows:

          (x)  With respect to an election made by the
               Holders during the period commencing on
               the date that is three (3) years from
               the date of this Agreement, through and
               until the day prior to the date which is four (4) years from the date of this Agreement, the Holders shall be solely responsible for all such Expenses.

          (y) With respect to any election made by the Holders during the period commencing on the day that is four (4) years from the date of this Agreement, through and until the day prior to the date that is six (6) years from the date of this Agreement, the Expenses shall be shared equally by the Holders and C-TEC.

          (z) With respect to any election made by the Holders during the period commencing on the earlier of (1) the date that is six
               (6) years from the date of this
               Agreement, or (2) the date of the
               Closing with respect to any option
               exercised by C-TEC pursuant to Section 3 of this Agreement (other than where the Holders have elected to receive immediately available funds at Closing) through and until the expiration of the Election Period, the Expenses shall be borne solely by C-TEC.

    (ii) With respect to any election made by the Holders pursuant to Section 7(b), the Expenses shall be borne solely by C-TEC.

   (iii) Notwithstanding any other provision of this Agreement to the contrary, the Holders shall be solely responsible for any fees and disbursements of any counsel, accountant or other professional for the Holders; any underwriters discount or commission in respect of such Transfer Shares; and the cost of and liability or similar insurance required by an underwriter to the extent that such costs are attributable to the offering of such Transfer Shares.

          (e) Subsequent Holder. The reference to any
"subsequent holder" as stated above shall not include any trustee designated by the Holders under a Trust Agreement for their benefit.

       B.   Miscellaneous.

            (a) Notices. All notices, requests, and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery, one day after being sent by overnight courier service, and upon confirmation of receipt if sent by telecopier, to the following address or telecopy number:

               (i)  if to each of the Shareholders listed in the agreement:

                    (1)  Bark  Lee  Yee;
                    (2)  Stella C. Yee;
                    (3)  Susan  C.  Yee;
                    (5)  Raymond C. Yee; and
                    (6)  Kenneth C. Yee

                    at:  3925 Airport Road
                         Allentown, PA  18103

                    with a copy to:

                         Robert Tallman
                         Tallman Hudder & Sorrentino
                         Lehigh Valley Trust Co. Building
                         634 Hamilton Mall
                         Allentown, Pennsylvania 18162

               (ii)      If to C-TEC, at:

                         C-TEC Corporation
                         105 Carnegie Center
                         Princeton,  NJ   08540

                         Attn:     Steven J. Rabbitt
                                   Executive Vice President
                                   C-TEC Cable Systems, Inc.

               with a copy to:

                    C-TEC Corporation
                    105 Carnegie Center
                    Princeton,  NJ   08540

                    Attn:     Raymond B. Ostroski
                              General Counsel

               or at such other address or telecopy number as any party hereto may designate by written notice to the other parties hereto.

          (b) Fees and Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall pay all its own costs and expenses incident to this Agreement, and the transactions contemplated hereby, including legal and accounting fees and disbursements.

          (c) Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

          (d) Further Assurances. From time to time, the parties shall execute such documents and shall take such actions as shall be reasonably necessary in order to carry out and effectuate the intent and purpose of this Agreement and the transactions contemplated by this Agreement.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the choice of law rules thereof.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (g) Time of the Essence. Time is of the essence with respect to the obligations of the parties hereunder.

          (h) Securities Laws. All sales of securities by Holders in connection with the Registration Rights referred to herein shall be conducted in accordance with all applicable laws and regulations.

          (i) Assignment. In no event shall the Holders be entitled to assign or transfer any of their rights under this Agreement, whether voluntarily, involuntarily or by operation of law, except that the Holders may assign such rights to a Trustee under an agreement with the Holders and for their sole benefit or the benefit of their heirs or estates. Any attempted assignment shall be void.

     In witness whereof, the parties hereto have executed this Agreement as of the date first-above written.

Witness                        C-TEC CORPORATION,
                         a Pennsylvania corporation

_____________________________        By:    _____________________________

_____________________________        Name:  _____________________________

_____________________________        Title: _____________________________


                                     HOLDERS:
_____________________________        ____________________________________
                                     Bark Lee Yee

_____________________________        ____________________________________
                                     Stella C. Yee

_____________________________        ____________________________________
                                     Susan C. Yee

_____________________________        ____________________________________
                                     Raymond C. Yee

_____________________________        ____________________________________
                                     Kenneth C. Yee

_____________________________        ____________________________________
                                     Robert G. Tallman, Trustee